UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Harte-Hanks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2009

As a stockholder of Harte-Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte-Hanks’ 2009 annual meeting of stockholders. The annual meeting will be held at 200 Concord Plaza Drive, First Floor Conference Center (Lobby Level), San Antonio, Texas 78216, on Tuesday, May 12, 2009, at 8:30 a.m. Central Time, for the following purposes:

1.	To elect two Class I directors, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as Harte-Hanks’ independent registered public accounting firm for fiscal 2009;

3.	To approve an amendment to the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan to increase the maximum number of authorized shares that may be issued thereunder;

4.	To approve the material terms of the current performance goal set forth within the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, in accordance with the periodic re-approval requirements of Internal Revenue Code Section 162(m); and

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 27, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement and our Form 10-K for the year ended December 31, 2008 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at http://www.edocumentview.com/HHS, which does not have “cookies” that identify visitors to the site.

Most stockholders have a choice of submitting a proxy (1) on the Internet, (2) by telephone, or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Bryan J. Pechersky

Senior Vice President, General Counsel and Secretary

San Antonio, Texas

April 10, 2009

PROXY STATEMENT TABLE OF CONTENTS

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HARTE-HANKS, INC.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2009

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the Board) of Harte-Hanks, Inc. for use at our 2009 annual meeting. In this proxy statement, references to “Harte-Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte-Hanks, Inc., unless the context of a particular reference provides otherwise. We refer to various websites in this proxy statement. Neither the Harte-Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2009 Annual Meeting Date and Location

Our 2009 annual meeting of stockholders will be held on Tuesday, May 12, 2009 at 8:30 a.m. (Central Time) at 200 Concord Plaza Drive, First Floor Conference Center (Lobby Level), San Antonio, Texas 78216, or at such other time and place to which the meeting may be adjourned or postponed. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 10, 2009.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 12, 2009

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our Form 10-K for the year ended December 31, 2008 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at http://www.edocumentview.com/HHS, which does not have “cookies” that identify visitors to the site.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of each of our proxy statement and annual report on Form 10-K per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of each of our proxy statement and annual report on Form 10-K to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or, in most cases, by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report on Form 10-K at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers: Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Your instructions must include the name of your bank or broker and your account number.

Electronic Delivery Option

Instead of receiving future copies of these materials by mail, street-name stockholders may have the opportunity to receive copies of the proxy materials electronically. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service. In addition, the notice of annual meeting, proxy statement and annual report on Form 10-K are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Investors.”

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 27, 2009, at which time we had issued and outstanding 63,718,336 shares of common stock, which were held by approximately 2,692 holders of record. Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Record date stockholders are entitled to one vote for each share of common stock owned as of the record date. For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, Attn: Secretary.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. Doug Shepard, our Executive Vice President and Chief Financial Officer, and Mr. Bryan Pechersky, our Senior Vice President, General Counsel and Secretary, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as follows, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors;

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Proposal II (Ratification of the Appointment of Independent Auditors) — FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for fiscal 2009;

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Proposal III (Amendment of 2005 Omnibus Incentive Plan) — FOR the proposal to approve an amendment to the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan to increase the maximum number of authorized shares that may be issued thereunder; and

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Proposal IV (162(m) Re-Approval of Current Performance Goal Under 2005 Omnibus Incentive Plan) — FOR the proposal to approve the material terms of the current performance goal set forth within the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, in accordance with the periodic re-approval requirements of Internal Revenue Code Section 162(m).

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all common stockholders are entitled to cast is necessary to constitute a quorum for the transaction of business at the annual meeting. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote, even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposals I, II and IV to be voted on at our annual meeting, brokers will have discretionary authority in the absence of timely instructions from their customers. For proposal III, brokers will not have discretionary authority in the absence of timely instructions from their customers.

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Proposal I (Election of Directors) — In accordance with our bylaws, to be elected, each nominee for election as a Class I director must receive the affirmative vote of a plurality of the votes cast at the annual meeting, in person or by proxy. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

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Proposal II (Ratification of the Appointment of Independent Auditors) — In accordance with our bylaws, ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2009 requires the affirmative vote of the majority of the votes cast at the annual meeting, in person or by proxy. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, will not affect the outcome.

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Proposal III (Amendment of 2005 Omnibus Incentive Plan) — In accordance with rules of the NYSE, approval of the proposal to amend the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan to increase the maximum number of authorized shares that may be issued thereunder requires the affirmative vote of a majority of the votes cast, provided that the total votes cast on this proposal represent over 50% of all of the common stock entitled to vote. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome, so long as over 50% of the outstanding shares of the common stock are voted on this proposal.

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Proposal IV (162(m) Re-Approval of Current Performance Goal Under 2005 Omnibus Incentive Plan) — In accordance with our bylaws, approval of the proposal to approve the material terms of the current performance goal set forth within the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, pursuant to the periodic re-approval requirements of Internal Revenue Code Section 162(m), requires the affirmative vote of the majority of the votes cast at the annual meeting, in person or by proxy. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, will not affect the outcome.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Telephone. You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

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By Internet. You may submit a proxy electronically on the Internet, using the website listed on the proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

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By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

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In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•	timely delivery of a valid, later-dated executed proxy card;

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•	filing an instrument of revocation received by the Secretary of Harte-Hanks, Inc. at 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216, by 5:00 p.m., Central Time, on Monday, May 11, 2009.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte-Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We also have retained The Altman Group (Altman) for proxy solicitation and related consulting services in connection with our annual meeting. Under the agreement, Altman will receive a fee of $9,500 and we will reimburse Altman for reasonable and customary out-of-pocket expenses incurred in performing such services. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2008, including the financial statements and the financial statement schedules, if any, but not including exhibits, accompanies this proxy statement and will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte-Hanks, Inc., Attn: Secretary, 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216. Our Form 10-K and the exhibits filed with it are available on our website, www.harte-hanks.com under the heading “About Us” in the section for “Investors.” These materials do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2008, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Position
David L. Copeland	53	Director Nominee (Class I)
William F. Farley	65	Director (Class II)
Larry D. Franklin	66	Director (Class II); Chairman, President and Chief Executive Officer
William K. Gayden	67	Director (Class II)
Christopher M. Harte	61	Director Nominee (Class I)
Houston H. Harte	82	Director (Class III); Vice Chairman
Judy C. Odom	56	Director (Class III)
Karen A. Puckett	48	Director (Class III)
Peter E. Gorman	60	Executive Vice President and President, Shoppers
Douglas C. Shepard	41	Executive Vice President and Chief Financial Officer
Gary J. Skidmore	54	Executive Vice President and President, Direct Marketing
Bryan J. Pechersky	38	Senior Vice President, General Counsel and Secretary
Jessica M. Huff	48	Vice President – Finance, Controller and Chief Accounting Officer

Class I directors are to be elected at our 2009 annual meeting. Messrs. David Copeland and Christopher Harte are nominees for election as Class I directors. The term of Class II directors expires at the 2010 annual meeting of stockholders, and the term of Class III directors expires at the 2011 annual meeting of stockholders.

David L. Copeland has served as a director of Harte-Hanks since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its president. He also serves as a director of First Financial Bankshares, Inc., a financial holding company.

William F. Farley has served as a director of Harte-Hanks since 2003. He served as chairman and chief executive officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as president and chief executive officer of Kinnard Investments, a financial services holding company, from 1997 to 2000. From 1990 to 1996, he served as vice chairman of U.S. Bancorp, a financial services holding company.

Larry D. Franklin serves as Chairman of the Board and, since January 2009, also serves as our President and Chief Executive Officer. Mr. Franklin joined Harte-Hanks in 1971, has been a director since 1974, and was previously our Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005. Mr. Franklin has also served in a variety of other management and leadership roles at Harte-Hanks.

William K. Gayden has served as a director of Harte-Hanks since 2001. He is chairman and chief executive officer of Merit Energy Company, a private firm specializing in direct investments in oil and gas producing properties, which he formed in 1989.

Christopher M. Harte has served as a director of Harte-Hanks since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years, beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He currently serves as the chairman of Star Tribune Company and as chief executive officer and publisher of the Minneapolis Star Tribune. He also serves as a director of Geokinetics, Inc., a provider of three-dimensional seismic acquisition services to U.S. oil and gas businesses. Mr. Harte is the nephew of director Houston H. Harte.

Houston H. Harte has served as a director of Harte-Hanks since 1952 and served as Chairman of the Board from 1972 until May 1999. Since May 1999, Mr. Harte has served as Vice Chairman of the Board of Harte-Hanks. Mr. Harte is the uncle of director Christopher M. Harte.

Judy C. Odom has served as a director of Harte-Hanks since 2003. Since November 2002, she has also served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company. She served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005. From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983.

Karen A. Puckett has served as a director of Harte-Hanks since 2009. Ms. Puckett is currently the president and chief operating officer of CenturyTel, Inc., and has served as CenturyTel’s chief operating officer since 2000. CenturyTel is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through its broadband and fiber transport networks.

Peter E. Gorman has served as our Executive Vice President and President, Shoppers since October 2005, with responsibility for our entire Shoppers division. From 1996 to October 2005, he served as Senior Vice President, Shoppers. He has been with Harte-Hanks since 1979.

Douglas C. Shepard has served as our Executive Vice President and Chief Financial Officer since December 2007. From September 2006 to December 2007, he served as chief financial officer and treasurer of Highmark’s vision holding company, HVHC Inc. From November 2004 to December 2007, he served as the executive vice president, chief financial officer, treasurer and secretary of Eye Care Centers of America, Inc. (ECCA). From March 1997 to November 2004, he served as ECCA’s vice president of finance and controller. Mr. Shepard joined ECCA in March 1995. Prior to his employment with ECCA, Mr. Shepard served at a publicly traded restaurant company and served at Deloitte & Touche, LLP.

Gary J. Skidmore has served as our Executive Vice President and President, Direct Marketing since August 2007, with responsibility for our entire Direct Marketing division. From January 2007 to August 2007, he served as Executive Vice President, Direct Marketing, where he had responsibility for a portion of our Direct Marketing business units. From 2000 to January 2007, he served as Senior Vice President, Direct Marketing. He previously served as our Vice President, Direct Marketing. He has been with Harte-Hanks since 1994.

Bryan J. Pechersky has served as our Senior Vice President, General Counsel and Secretary since March 2007. Prior to joining Harte-Hanks, he served as senior vice president, secretary and senior corporate counsel of Blockbuster Inc., a movie and game entertainment retailer. Before joining Blockbuster, from March 2004 until October 2005, he served as deputy general counsel and secretary with Unocal, an international energy company that was acquired by Chevron in 2005, and was in private practice with the law firm of Vinson & Elkins L.L.P. from November 1996 until March 2004.

Jessica M. Huff has served as our Controller since 1996. In 1999, she was also named Chief Accounting Officer. In 2003, she was also named Vice President, Finance. Prior to joining Harte-Hanks, she was corporate manager of financial planning at SBC Communications. Ms. Huff also spent eight years with Ernst & Young and three years as controller and vice president of a financial institution.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance corporate governance at Harte-Hanks and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other polices and procedures at our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.” Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte-Hanks, Inc.

200 Concord Plaza Drive, Suite 800

San Antonio, Texas 78216

Attention: Secretary

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (CEO) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, reviews and approves our financial objectives and major corporate plans and actions, and, through the Audit Committee, reviews and approves significant changes in the appropriate auditing and accounting principles and practices and provides oversight of internal and external audit processes and financial reporting.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met six times and acted by unanimous written consent three times during 2008. Each director participated in at least 75% of all Board meetings and all Board committee meetings of which he or she was a member that were held during the period that he or she served as a director, committee member or both.

The Board has separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David L. Copeland	Yes	Chair (2)
William F. Farley	Yes	Member (2)	Member
Larry D. Franklin	—
William K. Gayden	Yes		Member	Member
Christopher M. Harte	Yes	Member		Chair
Houston H. Harte	—
Judy C. Odom	Yes		Chair	Member
Karen A. Puckett	Yes		Member
Number of Meetings in 2008		11	5	3
Number of Written Consents in 2008		1	2	0

(1)	The Board has determined that the director is independent as described below under “Independence of Directors.”

(2)	The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.”

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Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

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Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and approve, or make recommendations to the Board (as directed by the Board), with respect to non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•

Nominating and Corporate Governance Committee — The primary functions of the Nominating and Corporate Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Nominating and Corporate Governance Committee (Governance Committee) is responsible for managing the process for the nomination of new directors. The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte-Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee. During 2008, the Governance Committee retained Spencer Stuart to assist it in identifying and evaluating potential director nominees. In January 2009, the Board, based on the recommendation of the Governance Committee, elected Ms. Karen Puckett to the Board. Ms. Puckett was initially brought to the attention of the Board and the Governance Committee by Spencer Stuart.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte-Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs.

The Governance Committee will consider potential nominees recommended by our stockholders for the Governance Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216. Our bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2010 Annual Meeting” and in our bylaws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Annual questionnaires are used to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) David Copeland, (2) William Farley, (3) William Gayden, (4) Christopher Harte, (5) Judy Odom, and (6) Karen Puckett, in each case in accordance with applicable federal securities laws and the rules of the NYSE. The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte-Hanks, either directly or as a partner, shareholder or officer of an organization that has a relationship with Harte-Hanks. The Board further determined that (1) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (2) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC, and (3) each such non-employee director is financially literate for purposes of serving on our Audit Committee.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making its most recent independence determinations, the Board considered the following matters with respect to Mr. Copeland and determined that they do not constitute material relationships with Harte-Hanks or otherwise impair Mr. Copeland’s independence as a member of the Board or any of its committees, including the Audit Committee:

•

As previously disclosed in our 2008 proxy statement, Mr. Copeland’s son is a member of the transactional services group of KPMG LLP, our independent registered public accounting firm. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transactional services group and whether there was any relation to KPMG’s audit, assurance or tax compliance groups. As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transactional services group is a separate and distinct group from KPMG’s audit, assurance and tax compliance practice groups. Accordingly, based on the nature of the services provided by the transactional services group and the fact that Harte-Hanks has not purchased such transactional services from KPMG, this matter was not deemed to constitute a material relationship with Harte-Hanks.

•

As previously disclosed in our 2008 proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of more than 10% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee. Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte-Hanks.

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management. If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board. If the Chairman is a member of management, the Chair of the Governance Committee, or if one has not been appointed, the Chair of the Audit Committee, serves as the chairman of the executive sessions. If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year. The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board. If the Chairman is not an independent director, the Chair of the Governance Committee, or if one has not been appointed, the Chair of the Audit Committee, serves as the chairman of such sessions. Our current Chairman, Mr. Franklin, has also served as our President and Chief Executive Officer since January 2009.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Copeland, Farley and Christopher Harte, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Copeland and Farley each further qualifies as an audit committee financial expert, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to: Board of Directors – Stockholder Communication, Harte-Hanks, Inc., P.O. Box 1767, San Antonio, Texas 78291. Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming he reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Audit Committee, Harte-Hanks, Inc., P.O. Box 1607, San Antonio, Texas 78291 in an envelope labeled “To be opened by the Audit Committee only. Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend. All directors attended the 2008 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our Chief Executive Officer and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Corporate Governance.” In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.harte-hanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte-Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte-Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte-Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte-Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte-Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2008. In addition, our Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on May 17, 2008.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our “named executive officers,” which, for purposes of this proxy statement, refers to the six current and former executive officers included in the Summary Compensation Table below in this proxy statement, (2) each current Harte-Hanks director and each nominee for director, and (3) all current Harte-Hanks directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Harte-Hanks to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of March 2, 2009. As of March 2, 2009, there were 63,567,734 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Houston H. Harte (2)	9,669,473	15.2%
David L. Copeland (3)	9,013,910	14.2%
Larry D. Franklin (4)	6,226,592	9.8%
BlackRock, Inc. (Subsidiaries: BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited , BlackRock Investment Management, LLC and BlackRock (Channel Island) Ltd.) (5)	5,454,576	8.6%
Shelton Family Foundation	4,503,675	7.1%
Fiduciary Management, Inc. (6)	3,543,940	5.6%
Cooke & Bieler, LP (7)	3,506,821	5.5%
Richard M. Hochhauser (8)	1,046,343	1.6%
Christopher M. Harte (9)	869,147	1.4%
Gary J. Skidmore (10)	397,252	*
Peter E. Gorman (11)	297,920	*
William K. Gayden (12)	91,130	*
William F. Farley (13)	39,735	*
Judy C. Odom (14)	33,960	*
Douglas C. Shepard (15)	16,688	*
Bryan J. Pechersky (16)	16,250	*
Karen A. Puckett (17)	13,278	*
Dean H. Blythe	10,000	*
All Current Executive Officers and Directors as a Group (13 persons) (18)	26,733,640	42.0%

*	Less than 1%.

(1)	The address of (a) Cooke & Bieler, LP is 1700 Market Street, Suite 3222, Philadelphia, PA 19103, (b) the Shelton Family Foundation is 273 Walnut Street, Abilene, Texas 79601, (c) BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022, (d) Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202, and (e) each other beneficial owner is c/o Harte-Hanks, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

(2)	Includes 3,061,555 shares held by three limited partnerships of which Mr. Harte is the sole shareholder of the general partner, and to which he disclaims beneficial ownership.

(3)

Includes 10,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 1,918 shares of stock subject to certain restrictions until February 2010; 3,144 shares of stock subject to certain restrictions until February 2011; 8,278 shares of stock subject to certain restrictions until January 2012; and the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 5,650 shares owned by one of his adult children, (b) 33,100 shares held as custodian for unrelated minors, (c) 4,180,451 shares that are owned by 28 trusts for which he serves as trustee or co-trustee, (d) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (e) 4,503,675 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(4)	Includes 225,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 1,444,938 shares held in trust for Mr. Franklin’s children; and the following shares to which he disclaims beneficial ownership: (a) 3,258,558 shares owned by eight trusts for which he serves as co-trustee and holds shared voting and dispositive power, and (b) 48,405 shares owned by the Franklin Family Foundation of which he is one of four directors.

(5)	Represents shares held by investment advisory clients of BlackRock, Inc.’s (“BlackRock”) investment advisory subsidiaries (Subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management U.K. Limited, BlackRock Investment Management, LLC, and BlackRock (Channel Islands), Ltd.), no one of which to the knowledge of BlackRock owns more than 5.0% of the class. Includes shares to which BlackRock has shared voting and dispositive power of 5,454,576. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 9, 2009.

(6)	Represents shares held by investment advisory clients of Fiduciary Management, Inc. (“Fiduciary”), no one of which to the knowledge of Fiduciary owns more than 5.0% of the class. Includes shares to which Fiduciary has shared voting and dispositive power of 3,543,940 shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 6, 2009.

(7)	Represents shares held by investment advisory clients of Cooke & Bieler, LP (“C&B”), no one of which to the knowledge of C&B owns more than 5.0% of the class. Includes shares to which C&B has shared voting power of 2,187,978 shares and shared dispositive power of 3,471,521 shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 9, 2009.

(8)	Includes 853,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; and 8,500 shares of stock subject to certain restrictions until February 2010.

(9)	Includes 484 shares held as custodian for Mr. Harte’s step-children and child; 283,723 shares owned by two trusts for which he serves as co-trustee and in which the trustees have shared voting and dispositive power and to which he disclaims beneficial ownership; 450 shares owned indirectly by his wife; 505,458 shares held by Spicewood Family Partners, Ltd., of which he is the sole general partner with exclusive voting and dispositive power over all the partnership’s shares; 10,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 1,918 shares of stock subject to certain restrictions until February 2010; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012.

(10)	Includes 353,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 4,768 shares of stock subject to certain restrictions until February 2010; 4,668 shares of stock subject to certain restrictions until February 2011; and 4,318 shares held in trusts for the benefit of Mr. Skidmore’s adult children and for which his brother serves as trustee.

(11)	Includes 266,875 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 20,915 shares owned indirectly by the Gorman Family Trust; 2,755 shares of stock subject to certain restrictions until February 2010; and 4,000 shares of stock subject to certain restrictions until February 2011.

(12)	Includes 10,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 13,500 shares owned indirectly by Mr. Gayden’s wife; 1,918 shares of stock subject to certain restrictions until February 2010; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012.

(13)

Includes 10,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 1,918 shares of stock subject to certain restrictions until February 2010; 3,144 shares of stock subject to certain restrictions until February 2011; 8,278 shares of stock subject to certain restrictions until February

2012; and 124 shares owned indirectly by Mr. Farley’s spouse, as to which beneficial ownership is disclaimed.

(14)	Includes 10,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 1,918 shares of stock subject to certain restrictions until February 2010; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012.

(15)	Includes 7,500 shares of stock subject to certain restrictions until December 2010.

(16)	Includes 6,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 7,500 shares of stock subject to certain restrictions until March 2010; and 2,500 shares of stock subject to certain restrictions until February 2011.

(17)	Includes 13,278 shares of stock subject to certain restrictions until February 2012.

(18)	Includes 942,375 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 116,418 shares of stock subject to certain restrictions until various times in 2010, 2011 and 2012. Includes 15,576,225 shares to which the current executive officers and directors disclaim beneficial ownership, as described in the preceding footnotes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2008. This CD&A provides qualitative information concerning how 2008 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2008 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement. Certain information regarding our 2007 and 2009 compensation determinations is also included to the extent we believe it provides helpful context for our discussion of 2008 executive compensation. The term “executive officers” means our senior executives who are all listed above under the heading “Directors and Executive Officers.” The term “named executive officers” means the six current and former executive officers named in the Summary Compensation Table and other compensation tables that follow. “Committee,” within this CD&A, means the Compensation Committee of the Board.

2008 CEO Transitions

As we have previously announced, the following CEO transitions occurred during 2008:

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February 2008 — Mr. Hochhauser, our former CEO and a member of the Board, retired as an officer and employee of Harte-Hanks. Mr. Hochhauser joined Harte-Hanks in 1975. In connection with his retirement, Mr. Blythe was promoted from Executive Vice President and Chief Financial Officer to President and Chief Financial Officer (August 2007) and then to President and CEO (February 2008). Pursuant to Mr. Hochhauser’s August 2007 transition and consulting agreement, he agreed to serve as a consultant for a three-year period beginning in February 2008. Additional information about Mr. Hochhauser’s transition and consulting agreement is provided below in this CD&A.

•

May 2008 — In connection with Mr. Hochhauser’s retirement, he did not stand for re-election to the Board at the 2008 annual meeting, when his then-current term expired. Mr. Blythe was nominated by the Board for election at the 2008 annual meeting, filling the seat previously held by Mr. Hochhauser, and was elected by our stockholders.

•

December 2008 — We announced the departure at year-end 2008 of Mr. Blythe, our former President and CEO, and that he would be succeeded by company veteran and current Chairman of the Board, Larry Franklin. Mr. Franklin became President and CEO effective January 1, 2009 and was a non-employee director throughout 2008.

Overview of 2008 Executive Compensation Developments

In 2008, the principal compensation developments for our named executive officers were as follows:

•

January 2008 — The Committee made its annual compensation determinations for our 2008 executive compensation program. The determinations for Mr. Blythe took into consideration the planned February 2008 promotion from President to assume the additional role of CEO upon Mr. Hochhauser’s retirement. No compensation determinations or adjustments were made for Mr. Hochhauser. His compensation as a consultant, beginning in February 2008, is governed by his transition and consulting agreement, which was previously approved in 2007.

•

June 2008 — We entered into amended and restated versions of certain of our existing compensatory plans and agreements, including severance agreements with our named executive officers, to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), which was added by the American Jobs Creation Act of 2004. Contemporaneously with these Section 409A amendments, we made certain other amendments to these severance agreements to clarify that the accelerated vesting of company equity awards would apply to all types of equity-based awards rather than only to stock options. This change was intended to reflect that, beginning in 2006, we have made equity grants to our executives in the form of restricted stock and performance restricted stock units, in addition to stock options.

•

December 2008 — As part of our cost management initiatives and related efforts to improve Harte-Hanks’ results and offset the impact of the ongoing economic downturn in the United States and other economies, the Committee approved a base salary reduction for all Harte-Hanks corporate officers, including our named executive officers. Mr. Blythe’s salary was reduced by 20% and the salaries of Messrs. Gorman, Shepard, Skidmore and Pechersky were reduced by 10%.

•

December 2008 — We announced the departure of Mr. Blythe, our former President and CEO. In connection with his departure at year-end 2008, we entered into a transition agreement with Mr. Blythe, pursuant to which we agreed, subject to the terms and conditions of the agreement, to make four quarterly payments to Mr. Blythe beginning in January 2009. Additional information about Mr. Blythe’s transition agreement is provided below in this CD&A. Mr. Franklin’s compensation in his new role as President and CEO, effective January 1, 2009, was determined in January 2009.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•

Attract and Retain Top Talent — Attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies or companies in the same market for executive talent.

•

Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company, business unit (for certain executive officers, as appropriate) and individual performance on both a short-term and long-term basis.

•

Place Significant Portion of Pay “At Risk” — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation “at risk,” such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and performance restricted stock units) or our stock price appreciates (for example, stock options).

•

Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As part of our compensation philosophy and objectives and our goal of creating long-term value for our stockholders, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company. We believe our compensation philosophy has assisted in achieving our goals. The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy. The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2008 compensation for each of our named executive officers. Our 2008 compensation philosophy is consistent for all of our executive officer positions, and is consistent with the philosophy for our 2007 and 2009 compensation programs.

Elements of 2008 Executive Compensation Program

The following table highlights the elements of our 2008 executive compensation program and the primary purpose of each element. The overall 2008 compensation elements are consistent with our 2007 executive compensation program, and, although individual amounts vary, the elements are also consistent for all of our executive officer positions. Each element is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Form

Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance.	Cash

Annual Incentive Compensation (also referred to in this proxy statement as our “bonus”)	Annual incentive to drive company and, where applicable, business unit performance.	Cash

Bonus Restricted Stock Elections	Annual eligibility of executive officers to elect to receive up to 30% of their bonus awards in the form of restricted common stock, which would vest 100% on the third anniversary of the date of grant, allowing an executive officer to receive 125% of the value of the forgone cash portion of his or her bonus in such shares of restricted stock.	Restricted stock

Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation.	Stock options, restricted stock and performance restricted stock units

Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits.	Automobile allowances and supplemental life insurance benefits

Pension and Retirement	Provide our executives with a competitive retirement income program to supplement savings through our 401(k) plan.	Participation and vesting in our non-qualified pension restoration plan

Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change of control and, for one of our named executive officers, in designated non-change of control scenarios.	Cash severance, equity vesting, COBRA reimbursement and, if applicable, certain Section 280G “excess parachute payment” tax gross-ups

Qualified Deferred Compensation	Provide tax-deferred means to save for retirement.	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match

Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits.	Same benefit made generally available to our employees to participate in health and welfare plans

In making 2009 annual executive compensation determinations in January 2009, the Committee approved certain modifications to the compensation elements described above, principally: (1) for Mr. Skidmore, our Executive Vice President and President, Direct Marketing, and other Direct Marketing personnel, up to 20% of their maximum annual bonus potential could be earned and paid mid-year based on January 2009 to June 2009 actual performance against the pre-established six-month performance targets; the remaining 80% of bonus potential would be based on full year performance against the pre-established annual performance targets; (2) for Mr. Franklin’s bonus restricted stock election, Mr. Franklin was eligible to elect to receive up to 100% (versus 30% for other executives) of any 2009 cash bonus award in the form of restricted common stock, which would vest 100% on the third anniversary of the date of grant, allowing Mr. Franklin to receive 100% (versus 125% for other executives) of the value of the forgone cash portion of his bonus in such shares of restricted stock; (3) the Committee designated all corporate officers as eligible to elect to participate in our existing non-qualified deferred compensation plan, which is filed as Exhibit 10.3 to our Form 8-K dated June 27, 2008; and (4) 2009 long-term incentive awards consisted solely of stock options; no shares of restricted stock or performance restricted stock units were granted. As discussed further below under the section, “Long-Term Incentive Awards,” the Committee determined that this equity award structure would more effectively drive achievement of our 2009 corporate mission of aggressively adjusting our cost structure to anticipated reduced revenue levels, thereby better positioning Harte-Hanks for future growth opportunities and the creation of long-term stockholder value.

Compensation Committee

The Committee currently consists of Judy Odom (Chair), William Farley, William Gayden and Karen Puckett. The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE. Each Committee member is also considered to be an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the Code), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3. Each member of the Committee either currently serves, or has served, as a senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

In accordance with its charter, the Committee’s responsibilities include the following:

•	participate with management and the Board of Directors in reviewing and approving the company’s goals and objectives with respect to compensation for our CEO,

•

evaluate the CEO’s performance in light of these established goals and objectives and, based upon these evaluations, set the CEO’s annual compensation, including salary, bonus and incentive and equity-based compensation,

•

review publicly available data to assess the competitiveness of the CEO’s base salary, bonus and incentive and equity-based compensation, taking into consideration our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in prior years,

•	participate with management and the Board of Directors in reviewing the annual goals and objectives with respect to compensation for other executive officers,

•

evaluate the performance of these executive officers in light of these established goals and objectives and, based upon this evaluation and any compensation recommendations for the executive officers made by the CEO, either approve or make recommendations to the Board (as directed by the Board) with respect to the compensation for the executive officers, and

•

review publicly available data to assess our competitive position with respect to our executive compensation program, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, and make changes as deemed appropriate to align with our executive compensation philosophy.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate. However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. No subcommittees were formed or met in 2008. The Committee has delegated to our President and CEO limited option grant authority for non-officer new hires and promotions. This delegation does not apply to any of our executive officers.

The Committee meets in executive session as it deems appropriate to review and consider executive compensation matters without the presence of our executive officers. These executive sessions frequently include other non-employee directors. Mr. Franklin was a non-employee director during 2008. The Committee met in executive session with other non-employee directors at its January 2008 regular meeting, which is the meeting when the Committee made its annual 2008 executive compensation determinations. The Committee also met in executive session with other non-employee directors at a meeting in December 2008, which is the meeting when the Committee approved the previously discussed base salary reduction for our corporate officers. Messrs. Blythe, Shepard and Pechersky were present during the Committee’s approval of the officer salary reduction. In a subsequent December 2008 meeting, which was jointly held with the Board, the Committee approved Mr. Blythe’s previously discussed transition agreement in connection with his departure from the company. Mr. Pechersky was in attendance at this subsequent December meeting.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who may also be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process. Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Former CEO and director Mr. Hochhauser attended the Committee’s January 2008 meeting, prior to his February 2008 retirement, and did not participate in any subsequent meetings. Former President, CEO and director Mr. Blythe, whose departure was at year-end 2008, participated in the Committee’s executive compensation processes throughout 2008 and assisted the Committee and regularly attended Committee meetings, other than executive sessions. Mr. Blythe provided his perspective to the Committee regarding executive compensation matters generally and the performance of the executive officers reporting to him. He also presented recommendations to the Committee on the full range of annual executive compensation decisions, including (1) annual incentive bonus plan structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, bonus opportunity targets and equity grants. Mr. Blythe did not make recommendations regarding his own compensation, except with respect to his base salary reduction approved by the Committee in December 2008.

Mr. Franklin, who serves as Chairman of the Board and, since January 2009, also serves as our President and CEO, assisted the Committee in making 2008 executive compensation determinations regarding Mr. Blythe and other executives.

At the Committee’s January 2008 meeting, Mr. Blythe presented the Committee with specific 2008 compensation recommendations for the compensation amounts and elements of all executive officers other than himself. Mr. Franklin, a non-employee Chairman of the Board at that time, presented the Committee with specific 2008 compensation recommendations for Mr. Blythe and provided the Committee with his perspective on the 2008 compensation recommendations for other executives. The Committee made final decisions about each officer’s 2008 compensation without the applicable executive officer being present, taking into account Mr. Blythe’s recommendations for executive officers, other than himself, and Mr. Franklin’s recommendations for Mr. Blythe. At a December 2008 meeting, Mr. Blythe presented the Committee with specific recommendations for corporate officer base salary reductions, including for himself, as part of our ongoing cost management initiatives. These recommendations, which were approved by the Committee, included a 20% reduction for Mr. Blythe’s salary and 7-10% reductions for other corporate officers. At a subsequent December 2008 meeting, Mr. Franklin provided the Committee with recommendations regarding the terms of Mr. Blythe’s transition agreement.

Compensation Consultants

The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements. In mid-2007, the Committee retained an outside compensation consultant to assist the Committee with its evaluation and determinations for our 2008 executive compensation program. The consulting firm, Longnecker & Associates, was engaged by and reported directly to the Committee. Although Longnecker & Associates did work in cooperation with management as required to gather information necessary to carry out its obligations to the Committee, Longnecker did not have a separate engagement with our management.

The Committee asked Longnecker & Associates to conduct a comprehensive review of Harte-Hanks’ current management compensation program and individual management compensation arrangements. The Committee also requested Longnecker & Associates to recommend specific changes and improvements to the Committee to ensure that compensation remains aligned with the goal of enhancing stockholder value through competitive programs that allow the company to attract, properly motivate and retain key executives who will contribute to Harte-Hanks’ long-term success and the creation of stockholder value. Longnecker & Associates’ review included the following, at the Committee’s request:

•	review the peer group of companies used for benchmarking executive compensation, taking into account input from the Committee,

•

based on compensation data from the peer group and broad market survey data, conduct an analysis of total direct compensation, and the individual components of total direct compensation, for each of our executive positions and assess how target and actual compensation positioning to the market aligned with Harte-Hanks’ compensation philosophy and objectives,

•	advise the Committee on best practices and compensation trends for its 2008 compensation decisions for the CEO and other executive officers, and

•	help the Committee evaluate the new hire compensation package for Doug Shepard, who was hired in December 2007, by providing market data for similar positions.

In January 2008, the Committee made its 2008 annual executive compensation determinations, taking into account the results of Longnecker’s review, analysis and recommendations, among other factors. The Committee did not engage an outside consulting firm during 2008 for the Committee’s 2009 executive compensation determinations, and has not yet determined whether it will engage an outside consulting firm during 2009 for the Committee’s 2010 executive compensation determinations.

Principal Factors That Influenced 2008 Executive Compensation

When making its 2008 compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value. The Committee did not use pre-established formulas, rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered. Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of subjective determinations. In establishing the individual elements and amounts of 2008 executive compensation, the principal factors taken into consideration by the Committee included the following:

•

competitive market data to assess how our executive pay levels compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with 2008 market data provided by the Committee’s compensation consultants,

•

recommendations and input from non-Committee members of the Board, including our Chairman, Mr. Franklin (who was a non-employee director during 2008 and has served as our President and CEO since January 2009), and from Mr. Blythe, including with regard to proposed base salary increases in January 2008, officer salary reductions in December 2008, long-term incentive awards and individual executive officer performance,

•

recent company performance compared to our financial (earnings per share, operating income and revenues) and operational expectations for our company as a whole and for our Shoppers and Direct Marketing businesses individually,

•

a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible,

•	CEO succession planning considerations,

•

providing competitive compensation to reflect new or expanded roles for some of our executives, including the promotion of Mr. Blythe to CEO in February 2008 in connection with Mr. Hochhauser’s retirement,

•

retention considerations in light of the relatively low bonus payouts, or no bonus payouts, to executive officers based on recent company performance, and reduced historical equity compensation values because of a reduced stock price and recent earnings per share performance,

•	cost-cutting initiatives and restructuring efforts that resulted, and were anticipated to result in the future, in significant additional work commitments by our existing executive officers,

•	individual officer compensation history, including stock options and other equity awards in prior years and value realized from prior equity awards,

•	internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Harte-Hanks and considering the relative importance of a particular position to Harte-Hanks), and

•

tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under Section 162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (SFAS 123R), and the impact of Section 409 relating to non-qualified deferred compensation.

With respect to the December 2008 officer salary reductions, the primary factor underlying the Committee’s decision was the ongoing and deteriorating economic environment in the United States and other economies. The officer salary reductions served as a component of our overall cost management initiatives and related efforts to respond to these adverse conditions and improve Harte-Hanks’ results.

Tally Sheets

To assist the Committee in making its 2008 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change of control or other termination events. The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive. The tally sheets illustrate, for each executive officer: (1) values for cash compensation (base pay, bonus and automobile allowance) for the current year under consideration and each of the past two years, (2) estimated values for long-term incentive awards (options, restricted stock and performance restricted stock units) for the current year under consideration and each of the past two years, (3) supplemental life insurance benefits, (4) estimated pension benefits upon retirement, (5) actual realized and estimated future values for historical equity compensation awards, (6) stock ownership guideline compliance, and (7) estimated amounts the executive could realize upon a change of control or other termination of employment pursuant to the executive’s existing severance agreement. The tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; At-Risk Versus Fixed

We believe a mixture of both long-term (equity) and short-term (cash) compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives. The following chart shows the split of 2008 compensation for our named executive officers between equity and cash:

2008 Cash Versus Equity Compensation for Named Executive Officers (1) (2)

(1)	This chart was created using the sum of the amounts in columns (c) (salary) and (g) (non-equity incentive plan compensation) from the Summary Compensation table below as the amount of 2008 cash compensation, and using the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below as the amount of 2008 equity compensation.

(2)

For our individual named executive officers, their 2008 cash to equity compensation ratios (calculated as described in footnote (1) above) were approximately as follows: Hochhauser — 100% cash / 0% equity; Blythe — 51% cash / 49% equity; Gorman — 56% cash / 44% equity; Shepard — 78% cash / 22% equity; Skidmore — 63% cash / 37% equity; and Pechersky – 62% cash / 38% equity. Individual circumstances and other factors, such as mid-year promotions, start dates, departure dates and volatility in our stock price, may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability. For example, Mr. Hochhauser retired in February 2008, when he became a consultant to the company. Pursuant to his transition and consulting agreement, Mr. Hochhauser was not eligible to receive any equity awards in 2008.

The Committee also believes that a substantial portion of the potential cash compensation (the sum of base salary and the potential annual incentive compensation) should be “at risk” or variable and, therefore, subject to meeting financial performance criteria. In 2008, as shown below, over half of the potential cash compensation (assuming a maximum bonus payout) for the named executive officers was “at risk.”

Percentage of 2008 Potential Cash Compensation for Named Executive Officers:

Fixed vs. Variable (or “At Risk”) (1)(2)

(1)	This chart reflects the overall ratio of 2008 base salary (fixed) to 2008 potential annual incentive compensation (at risk or variable) assuming a maximum bonus payout for the named executive officers.

(2)	For our individual named executive officers, their percentages of 2008 at risk or variable cash compensation (calculated as described in footnote (1) above) were approximately as follows: Hochhauser — 0.0%; Blythe — 56%; Gorman — 50%; Shepard — 50%; Skidmore — 50%; and Pechersky — 51%. Individual circumstances and other factors may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability. For example, Mr. Hochhauser retired in February 2008, when he became a consultant to the company. Pursuant to his transition and consulting agreement, Mr. Hochhauser was not eligible to participate in our 2008 executive bonus plan.

Market Benchmarking

The Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation. This market data is intended to reflect compensation levels and practices for executives holding comparable positions at other comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals. Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries. The market data comprising aggregated survey data does not include the identity of the individual comparable companies and is either provided by outside compensation consultants or derived by aging information that has been previously provided by these consultants. For the Committee’s 2007 Longnecker & Associates study, the broad survey data was derived from published surveys, including printing and publishing industry segment data from those surveys.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets. The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation. In connection with its engagement of outside compensation consultants in 2007, the Committee modified and expanded the peer group used for 2008 executive compensation. The prior peer group was based on the Committee’s previous engagement of a compensation consulting firm in 2004. No changes were made to the compensation peer group for purposes of making annual executive compensation determinations in January 2009.

2008 Compensation Peer Group

1. Acxiom Corporation	11. PC Mall, Inc.
2. Alliance Data Systems Corporation	12. R.H. Donnelley Corporation
3. Catalina Marketing Corporation	13. Source Interlink Companies, Inc.
4. ChoicePoint, Inc.	14. Sykes Enterprises, Incorporated
5. Consolidated Graphics, Inc.	15. TeleTech Holdings, Inc.
6. Equifax, Inc.	16. The Dun & Bradstreet Corporation
7. Fair Isaac Corporation	17. Valassis Communications, Inc.
8. ICT Group, Inc.	18. ValueClick, Inc.
9. infoUSA, Inc.	19. Viad Corp
10. Interpublic Group of Companies, Inc.

The Committee compares each executive officer’s (1) salary, (2) potential bonus opportunity and (3) estimated long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data. In looking at overall compensation for our executive officers, in general, the Committee’s philosophy is to target total direct compensation in the 50th to 75th percentile of market compensation (in other words, compensation levels that would be in the second quartile of market compensation levels based on this benchmark data). As discussed above, however, the benchmark data is merely a starting point, and the Committee does not use pre-established formulas or rigidly set the compensation of our executives based solely on market data or on any one factor in isolation. Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2008 Executive Compensation.” Accordingly, the Committee retains discretion to award compensation levels and elements that it believes are appropriate, and the Committee is not required to award compensation levels at specific benchmark data percentiles.

The Committee engaged a compensation consultant for its 2008 annual executive compensation determinations. The market data provided by the consultant was incorporated into our former CEO’s recommendations for other executive officers and our Chairman’s recommendations for the former CEO in January 2008. This market data incorporated broad aggregated survey data and peer company data from the 2008 compensation peer group companies listed above. Based on the total potential direct compensation approved in the Committee’s January 2008 meeting for our named executive officers (other than Mr. Hochhauser, who retired in February 2008, when he became a consultant to the company pursuant to his transition and consulting agreement) compared to the market data reviewed by the Committee at its January 2008 meeting, two of the named executive officers were between the 50th and 75 th percentiles and three were below the 50th percentile. Total potential direct compensation includes: (1) salary, (2) potential bonus opportunity at a maximum payout assuming all performance criteria are achieved, and (3) an estimated long-term incentive compensation value included in the Committee’s tally sheets. Restricted stock and performance restricted stock units were given an assumed value of $15.00 per share. Stock options were given a value based on a Black Scholes value of $4.65 per option. All equity values assumed 100% vesting.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2008 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2008 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are competitive based on each individual executive’s roles, responsibilities and experience in his or her position. We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in January 2008, the Committee considered, in addition to the other factors discussed below, the level of responsibility and complexity of the executive’s job, the relative importance of the executive’s position to Harte-Hanks, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s salary compares to the salaries of other Harte-Hanks executives and to the 50th percentile and 75th percentile market salary information based on benchmark data for the same or similar positions, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards.

As part of the annual executive compensation determinations in January 2008, the Committee made the base salary determinations for our named executive officers set forth below. In December 2008, the Committee approved officer salary reductions as a result of the deteriorating economic environment in the United States and other economies. These salary reductions served as a component of our overall cost management initiatives and related efforts to respond to the adverse economic conditions and improve Harte-Hanks’ results. Mr. Blythe’s salary was reduced by 20% and the salaries of Messrs. Gorman, Shepard, Skidmore and Pechersky were reduced by 10%.

•

Hochhauser — No adjustments were made for Mr. Hochhauser in January 2008 in light of his February 2008 retirement. The terms of his compensation as a consultant beginning in February 2008 are governed by his August 2007 transition and consulting agreement.

•

Blythe — Mr. Blythe’s base salary was increased in January 2008 from $600,000 to $675,000 as a result of the planned promotion in February 2008 to assume the additional role of CEO upon Mr. Hochhauser’s retirement. In setting the amount of Mr. Blythe’s increased salary, the Committee took into consideration Mr. Hochhauser’s experience level, salary history and tenure as CEO and the amount of the 2007 salary increase previously approved for Mr. Blythe in connection with his promotion to President. In late 2008, Mr. Blythe’s salary was reduced to $540,000 as part of our cost management initiatives.

•

Gorman — Mr. Gorman’s base salary was increased in January 2008 from $374,300 to $394,000, which restored Mr. Gorman’s salary to his 2006 level. Mr. Gorman’s 2006 salary was previously reduced due to earlier cost management initiatives in our Shoppers business. In January 2009, Mr. Gorman’s salary was reduced to $354,600 as part of our cost management initiatives.

•

Shepard — Mr. Shepard’s base salary was maintained in January 2008 at $350,000, which was established by the Committee in connection with his hiring in December 2007 taking into account the salary history of Mr. Blythe when he formerly served as our Chief Financial Officer, benchmark salary data provided as part of the Committee’s engagement of Longnecker & Associates, Mr. Shepard’s salary at his previous job and Mr. Shepard’s experience level. In late 2008, Mr. Shepard’s salary was reduced to $315,000 as part of our cost management initiatives.

•

Skidmore — Mr. Skidmore’s base salary was maintained in January 2008 at $540,000, which reflected the increase previously approved for Mr. Skidmore beginning with his August 2007 promotion. The amount of the August 2007 increase was driven by the relative roles and scope of responsibilities of Messrs. Blythe and Skidmore and the expectation that Mr. Skidmore would not receive another salary increase in January 2008. In late 2008, Mr. Skidmore’s salary was reduced to $486,000 as part of our cost management initiatives.

•

Pechersky — Mr. Pechersky’s base salary was increased in January 2008 from $260,000 to $300,000, taking into account his performance and benchmark salary data provided as part of the Committee’s engagement of Longnecker & Associates. In late 2008, Mr. Pechersky’s salary was reduced to $270,000 as part of our cost management initiatives.

Annual Incentive Compensation

We provide an annual incentive bonus opportunity for executive officers to drive company and, where appropriate, business unit performance on a year-over-year basis. We believe this annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results. For our fiscal 2008 executive bonus plan, maximum bonus opportunity amounts were expressed as a percentage of each executive’s base salary as follows:

2008 Named Executive Officer Bonus Opportunities

Named Executive Officer	Maximum Bonus Opportunity	Change From Prior Year
	(% of 2008 Base Salary)
Hochhauser	—	Not eligible for a 2008 bonus, pursuant to his transition and consulting agreement.
Blythe	125	Increased from 100% of his base salary as a result of his promotion to CEO in February 2008.
Gorman	100	No change.
Shepard	100	No change.
Skidmore	100	No change.
Pechersky	85	No change.

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting. From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus, and personal development. There were no individual non-financial performance goals for the 2008 executive bonus plan. The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments. In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate. The Harte-Hanks 2005 Omnibus Incentive Plan (2005 Plan), a stockholder approved plan, forms the basis of our annual incentive plan for Section 162(m) executives.

For 2008, each named executive officer’s annual bonus potential was based on achievement against established incremental target performance levels for the following financial performance criteria, each of which was weighted for a particular executive to reflect the nature of that executive’s areas of responsibility and focus:

2008 Bonus Performance Criteria for Named Executive Officers

Named Executive Officer	Harte- Hanks Earnings Per Share	Harte- Hanks Operating Income	Shoppers Revenue	Shoppers Operating Income	Direct Marketing Revenue	Direct Marketing Operating Income
Hochhauser (1)	—	—	—	—	—	—
Blythe	✓	✓	✓	✓	✓	✓
Gorman			✓	✓
Shepard	✓	✓	✓	✓	✓	✓
Skidmore					✓	✓
Pechersky	✓	✓	✓	✓	✓	✓

(1)	Mr. Hochhauser was not eligible for a 2008 bonus, pursuant to his transition and consulting agreement.

The determination of any bonus amount ultimately payable to each executive for 2008 was based on the target performance levels reached. Although our 2005 Plan provides the Committee with the ability to reduce, but not to increase, the amount payable to a Section 162(m) participant at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance, no discretion was exercised by the Committee in certifying 2008 bonus performance for the named executive officers.

In establishing the performance criteria and the incremental target performance levels for each performance criteria, it is anticipated that the executives will receive at least some portion of their year-end cash bonuses, with increasing degrees of difficulty in achieving the higher levels of payout. Achieving the maximum bonus award is anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual budget performance assumptions and outlook for the company. To illustrate the degree of difficulty in achieving bonus payouts, the following table shows the 2006 through 2008 actual bonus payouts, if any, as a percentage of each named executive officer’s maximum bonus opportunity for the applicable year.

Historical Bonus Payout As A Percentage of Maximum Bonus Opportunity

Named Executive Officer	2006 Actual Bonus Payout	2007 Actual Bonus Payout	2008 Actual Bonus Payout
Hochhauser (1)	14.00%	0.00%	—
Blythe	14.00%	0.00%	0.00%
Gorman	4.50%	0.00%	0.00%
Shepard (2)	—	0.00%	0.00%
Skidmore	11.25%	5.25%	0.00%
Pechersky (3)	—	0.00%	0.00%

(1)	Mr. Hochhauser was not eligible for a 2008 bonus, pursuant to his transition and consulting agreement.

(2)	Mr. Shepard joined Harte-Hanks in December 2007 and was not a participant in our 2006 executive annual incentive plan.

(3)	Mr. Pechersky joined Harte-Hanks in March 2007 and was not a participant in our 2006 executive annual incentive plan.

Bonus Restricted Stock Elections

As part of our executive compensation program, our executive officers have been provided the opportunity to elect to receive a portion of their bonus otherwise earned in the form of restricted stock. In that case, the executive would typically receive 125% of the value of the forgone cash portion of the bonus in shares of restricted stock. These shares vest 100% on the third anniversary of their date of grant. This election option is considered by the Committee each year and was approved again with respect to the 2008 executive bonuses, which were potentially payable in early 2009. The Committee believes this election encourages the accumulation of executive stock ownership, as required by our stock ownership guidelines. Because none of our named executive officers received a 2008 bonus based on company performance, none of our named executive officers received any bonus restricted stock awards in early 2009.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation. The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders. The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations. In May 2005, we adopted the 2005 Plan, a stockholder approved plan, pursuant to which we may issue various equity securities to directors, officers, key employees and consultants. The 2005 Plan forms the basis of our long-term incentive plan for executives.

The Committee’s current philosophy is to grant options with an exercise price equal to the market value of our common stock on the date of grant, as provided by the 2005 Plan. Prior to 2007, we annually granted long-term incentive awards on the date of the first Committee meeting held in late January of each year. Beginning in 2007, our Board determined that such awards would be granted on February 5 each year, which both establishes a fixed date for such grants and is anticipated to be during a “window” period (more than two days following the release of our annual earnings for the prior year). If this date falls on a non-trading day such as a weekend, the exercise price for the grant would be the market value on the first preceding trading day (for example, a Friday if February 5 on a given year is a Saturday), as provided by the 2005 Plan. We also grant interim awards from time to time in connection with intra-year hires, acquisitions, promotions, or other reasons based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.

In January 2008, as in 2007, the Committee awarded our executives a combination of stock options, restricted common stock and performance-based restricted stock units. Please refer to the Grants of Plan Based Awards table below for a description of these types of equity awards under the 2005 Plan. The Committee determined in connection with its 2008 annual compensation awards that awarding a combination of these forms of equity was more appropriate at that time to achieve the goals of our long-term incentive compensation program than awarding only one form of equity. In general, stock options align our executives’ interests with the interests of stockholders by having value only if our stock price increases over time. Restricted common stock better serves the retention goal by ensuring that the awards will have value if they vest because the ultimate value of restricted stock, unlike stock options, does not depend solely on our stock price increasing over time. Performance restricted stock units require performance over a multi-year measurement period and thereby help align our executive compensation program with longer term company performance.

The 2008 performance restricted stock units each represent the right to potentially receive one share of our common stock for each vested unit, as determined on the third anniversary of the grant date based upon the satisfaction of specified three-year average annual earnings per share growth rates during the 2008-2010 performance period. Actual vesting may range from 0% up to 125% of the number of performance units awarded, depending on actual performance. In establishing the performance levels, it is generally anticipated that at least some portion of the performance units will vest following the three-year period, with increasing degrees of difficulty in achieving the higher levels of vesting. Achieving the maximum vesting level is anticipated, at the time of establishing the award, to be very difficult to achieve based on company performance expectations and historical earnings per share growth rates. The 2006 performance units were the first such units we granted to our executives, and had a 2006-2008 performance period. None of the 2006 performance units vested. In addition, as of December 31, 2008, none of the performance goals associated with outstanding performance stock units are expected to be achieved, which would result in no units vesting for any of our executives.

When reviewing each executive’s proposed equity awards in 2008, the Committee considered the level of responsibility and complexity of the executive’s job, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s proposed equity award value compares to the equity award values of other Harte-Hanks executives and to the 50th percentile and 75th percentile market information based on benchmark data for the same or similar positions, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards.

For 2009, the Committee awarded only stock options and did not award shares of restricted stock or performance restricted stock units to our executives. The Committee determined that a focus on stock options for the 2009 long-term incentive awards would more immediately and directly align our executive compensation program with the needs of our company and our stockholders. As a result of the unprecedented economic environment, tremendous market volatility and absence of visibility into the duration and future impact of the recession, a key 2009 corporate mission is to aggressively adjust our cost structure to anticipated reduced revenue levels and thereby better position Harte-Hanks for future growth opportunities and the creation of long-term value for our stockholders. The Committee determined in its judgment that an award to our executives of an increased number of options, which vest over a five-year period and require appreciation in our stock price to have value, would be a more effective tool to drive achievement of our 2009 corporate mission than awarding a combination of equity that includes a fewer number of options combined with restricted common stock, which has time-based vesting and value even in the absence of stock price appreciation, and performance restricted stock units, which have multi-year performance goals.

Perquisites

Consistent with previous years, our 2008 executive compensation program included limited executive perquisites. The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table. We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program. Our perquisites are:

•

Supplemental Life Insurance Benefits — We provide life insurance benefits to our executive officers at a higher level than is offered more generally to our employees under our health and welfare benefits program. Additional information about the supplemental life insurance benefits provided to our named executive officers is found in the applicable executive’s table below under “Potential Termination and Change in Control Benefits Tables.” In January 2008, the Committee approved an increase in the supplemental life insurance benefits for Messrs. Blythe, Gorman and Skidmore from $70,000 per year for ten years to $90,000 per year for ten years in the event of the executive’s death. The decision to increase the potential payments to their beneficiaries reflected Mr. Blythe’s promotion to CEO in February 2008 and the desire to also provide comparable, increased life insurance benefits to our longer-term Executive Vice Presidents, Messrs. Gorman and Skidmore. There was no change to Messrs. Shepard’s or Pechersky’s life insurance benefits from 2007 to 2008, which remained at $70,000 per year for ten years. Mr. Hochhauser’s supplemental life insurance benefits ceased upon his retirement in February 2008.

•	Automobile Allowance — We also provide automobile allowances to our executive officers, including our named executive officers, in the following amounts: Chief Executive Officer — $1,325 per month;

Executive Vice Presidents and Senior Vice Presidents — $975 per month; and Vice Presidents — $600 per month. In January 2008, the Committee approved an increase in Mr. Blythe’s automobile allowance from $975 per month to $1,325 per month in connection with his promotion to CEO in February 2008.

In establishing the elements and amounts of each executive’s 2008 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s supplemental life insurance benefits and automobile allowance.

Pension and Retirement

Consistent with our historical executive compensation program, each executive officer participates in our non-qualified pension restoration plan and some executives will also receive benefits under our frozen qualified defined benefit pension plan. These pension benefits are designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan. We sponsor a defined benefit pension plan (Defined Benefit Plan) qualified under Section 401 of the Code. We have also established an unfunded, non-qualified pension restoration plan, which initially became effective on January 1, 1994 (Restoration Pension Plan). The Defined Benefit Plan was frozen as of December 31, 1998 (at which time the benefits available under our 401(k) plan were enhanced), and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans and on the amount of compensation considered in determining the pension benefit amount. Any benefits payable to participants in excess of amounts permitted under the Code and any benefit accrued after December 31, 1998 will be paid under the Restoration Pension Plan.

The annual pension benefit under the Restoration Pension Plan and the Defined Benefit Plan, taken together, are largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years within the last ten years of employment). Participation in the Restoration Pension Plan is limited to those employees of Harte-Hanks who are designated by the Board as eligible and currently includes only corporate officers. All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan. Further details about our pension plans are shown in the “Pension Benefits” section below.

In establishing the elements and amounts of each executive’s 2008 compensation, tally sheets were used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including potential future pension payments to each executive. The Committee considered these future payments in determining whether the overall executive compensation program remains competitive to attract and retain key executives, although the Committee did not use pre-established formulas or rigidly set other compensation amounts or elements based solely upon future pension payments. There were no changes to the benefits provided to our named executive officers under our pension plans from 2007 to 2008.

Severance Agreements

We have entered into standard form severance agreements with each of our named executive officers and other corporate officers. These severance agreements are generally designed to attract and retain key talent by providing certain compensation in the event of a change of control. The severance agreement for one of our named executive officers also provides severance benefits in designated non-change of control scenarios because of his position at the time of entering into the agreement and the then-current form of agreement for other similarly situated executives. We have similar change of control severance agreements with Messrs. Shepard (initially entered in 2007), Skidmore (initially entered in 2000) and Pechersky (initially entered in 2007). We also have a severance agreement with Mr. Gorman (initially entered in 2000) that provides similar severance benefits in certain non-change of control and change of control scenarios. In August 2007, we entered into a transition and consulting agreement with Mr. Hochhauser in connection with his retirement in February 2008. That agreement replaced Mr. Hochhauser’s December 2000 severance agreement, which previously provided severance benefits in certain non-change of control and change of control scenarios. The terms of Mr. Hochhauser’s transition and consulting agreement took into consideration recommendations of our Chairman and discussions with Mr. Hochhauser regarding the timing and nature of consulting services that were anticipated to be provided by Mr. Hochhauser, and the amount of Mr. Hochhauser’s salary as our CEO. In December 2008, we entered into a transition agreement with Mr. Blythe in connection with his departure at year-end 2008. That agreement replaced Mr. Blythe’s June 2008 severance agreement, which previously provided severance benefits in certain change of control scenarios. The terms of Mr. Blythe’s transition agreement took into consideration recommendations of our Chairman and the amount of Mr. Blythe’s salary as our CEO.

The payout levels and triggering events in the severance agreements for Messrs. Gorman, Shepard, Skidmore and Pechersky were initially structured a number of years ago based on the Committee’s review of publicly available market data regarding severance agreements.

In June 2008, we entered into amended and restated versions of certain existing compensatory plans and agreements, including severance agreements with our named executive officers, to address the requirements of Section 409A. These severance agreements were amended by (1) clarifying that amounts earned and vested by December 31, 2004 are “grandfathered” and subject to only pre-Section 409A rules, (2) clarifying that payments will be made only if the executive’s termination of employment is a “separation from service” under Section 409A, (3) modifying certain circumstances under which the executive may voluntarily terminate employment to require a material negative change in the employment relationship, notice from the executive, and an opportunity for the company to cure, (4) clarifying the time and form of payment to the executive, and (5) adding a 6-month delay in payment of deferred compensation otherwise payable to any “specified employee” upon separation from service. Contemporaneously with these Section 409A amendments, we made certain other amendments to these severance agreements to clarify that the accelerated vesting of company equity awards upon a change of control and, for Mr. Gorman, upon the non-change of control triggering events in his agreement, would apply to all types of equity-based awards rather than only to stock options. This change was intended to reflect that, beginning in 2006, we have made equity grants to our executives in the form of restricted stock and performance restricted stock units, in addition to stock options.

Additional information regarding these agreements is set forth below under, “Potential Payments Upon Termination or Change of Control.” In establishing the elements and amounts of each executive’s 2008 compensation, tally sheets were used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including potential change of control and other termination payments to each executive. The Committee considered these potential future payments in determining whether the overall executive compensation program remains competitive to attract and retain key executives, although the Committee did not use pre-established formulas or rigidly set the other compensation amounts or elements of our executives based solely on potential future change of control or other termination payments.

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract top executive talent from other companies. Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte-Hanks. For example, in 2007, in connection with our hiring of Mr. Shepard, he received the following initial equity awards in December 2007: (1) options to purchase 50,000 shares of Harte-Hanks common stock, and (2) 7,500 shares of restricted common stock. Mr. Shepard also received on his start date a one-time payment of $150,000 in cash and a grant of restricted stock equal to $75,000, based on the closing market price of Harte-Hanks common stock on his start date.

We may also grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment. Discretionary equity awards have typically taken the form of stock options. For example, Messrs. Blythe and Skidmore each received option awards in July 2007 in connection with their promotions and expanded responsibilities.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives. Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives. In setting the various amounts and elements of 2008 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers. The Committee did not establish any rigid formulas or ratios. Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment, as discussed above. We believe the total 2008 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers. Mr. Blythe’s 2008 salary was higher than the salaries for Messrs. Gorman, Shepard, Skidmore, and Pechersky because of Mr. Blythe’s August 2007 promotion to President and his promotion to CEO in February 2008. Mr. Skidmore’s 2008 salary was higher than the salaries for Messrs. Gorman, Shepard and Pechersky due to Mr. Skidmore’s August 2007 promotion and broad responsibilities for our global Direct Marketing business, including Direct Marketing business development efforts and ongoing efforts to streamline and restructure our numerous Direct Marketing units from an operations and management standpoint. No compensation determinations or adjustments were made for Mr. Hochhauser in 2008. The terms of his transition and consulting agreement, which were previously approved by the Committee in 2007, govern his compensation as a consultant beginning in February 2008.

Stock Ownership Guidelines

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders. Consistent with this philosophy, in 2005, the Committee recommended, and the Board approved, the adoption of stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock. An individual will be allowed up to the later of (a) seven years from commencement of employment or promotion or (b) five years from adoption of the guidelines, to reach the minimum required level of common stock ownership. In the event that an officer moves to a level with a different minimum equity ownership level, the officer will have 24 months to achieve the higher level of ownership (but in no event less time than would be provided for in the immediately preceding sentence). The requirements are as follows:

Management Level	Multiple of Base Annual Salary
Chief Executive Officer	Four Times
President	Three and One-Half Times
Chief Operating Officer	Three and One-Third Times
Executive Vice President	Two and Two-Thirds Times
Senior Vice President	Two Times
Vice President	One Times

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.” For purposes of measuring compliance with these stock ownership guidelines, the following are deemed to be owned by an executive officer: (1) restricted stock that is still subject to a restricted period, and (2) common stock owned by the officer or any member of the officer’s immediate family. Neither options nor performance restricted stock units are included in the compliance calculation. If an officer has not previously met the minimum equity ownership level and exercises stock options or restricted stock awarded to such officer vests, then the officer must retain fifty percent (50%) of the “net shares” related to the exercise or vesting. “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis. Because the initial compliance period has not yet run, no officer has failed to comply with these guidelines. As a result of the ongoing economic downturn in the United States and other global economies and its adverse impact on overall business conditions and financial markets, the Committee anticipates re-assessing whether the compliance implementation deadlines, previously established in 2005, remain appropriate.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs. We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte-Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.

In 2007 and 2006, $0.6 million and $3.5 million respectively of compensation was paid that was not Section 162(m) qualified. These amounts relate to compensation from the exercise of stock options that were granted in the 1996 – 1998 time period. Certain option grants were not Section 162(m) qualified because the plan under which these grants occurred did not have the requisite stockholder approval for Section 162(m) purposes. Had such compensation been Section 162(m) qualified, we would have been able to deduct these amounts from our 2007 and 2006 income for purposes of calculating the amount of federal taxes due.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2008 compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change-in-control of the company. Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte-Hanks to attract and retain key executive talent. The Committee also finds the named executive officers’ total compensation to be fair, reasonable and consistent with the Committee’s and the company’s executive compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Judy C. Odom, Chair

William F. Farley

William K. Gayden

Karen A. Puckett *

*Ms. Puckett joined the Board and the Compensation Committee in January 2009 and, therefore, was not a member of the Board or Compensation Committee during any of the 2008 compensation determinations.

Equity Compensation Plan Information at Year-End 2008

The following table provides information as of the end of 2008 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2005 Plan and our 1994 Employee Stock Purchase Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,813,040 (outstanding options and performance stock units)	$20.02 (outstanding options) (1)	3,930,133 (2)

Equity compensation plans not approved by security holders	—	—	—

Total	6,813,040 (outstanding options and performance stock units)	$20.02 (outstanding options) (1)	3,930,133 (2)

(1)	The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted common stock or performance restricted stock units, which have no exercise price.

(2)	Includes 1,989,924 shares under the 2005 Plan and 1,940,209 shares under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan was terminated effective March 31, 2009. Shares available for issuance under the 2005 Plan may be issued pursuant to stock options, restricted common stock, performance restricted stock units, common stock, stock appreciation rights or other awards that may be established pursuant to the 2005 Plan.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2008, 2007 and 2006 by our named executive officers: (1) Richard Hochhauser—our former CEO, who retired in February 2008, (2) Dean Blythe—our former President and CEO during 2008, (3) Pete Gorman—our Executive Vice President and President, Shoppers, and one of the next three most highly compensated executive officers for 2008 other than our CEO and Chief Financial Officer, (4) Doug Shepard—our Executive Vice President and Chief Financial Officer as of the end of 2008, (5) Gary Skidmore—our Executive Vice President and President, Direct Marketing, and one of the next three most highly compensated executive officers for 2008 other than our CEO and Chief Financial Officer; and (6) Bryan Pechersky—our Senior Vice President, General Counsel and Secretary and one of the next three most highly compensated executive officers for 2008 other than our CEO and Chief Financial Officer. Mr. Franklin, our current Chairman, President and CEO, was a non-employee director throughout 2008 and did not become President and CEO until January 1, 2009.

Name and Principal Position (a)	Year (b)	Salary ($) (c )	Bonus ($) (d)		Stock Awards ($) (1) (e)		Option Awards ($) (1) (f)		Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
Richard Hochhauser	2008	$68,333	$—		$—		$—		$—	$289,841	$640,576	$998,750
Former Chief	2007	$820,000	$—		$317,457	(10)	$759,195	(10)	$—	$590,847	$55,618	$2,543,117
Executive Officer	2006	$820,000	$—		$147,951		$979,363		$143,500	$649,756	$51,435	$2,792,005
Dean Blythe	2008	$652,500	$—		$(86,757	)(11)	$(136,524	)(11)	$—	$72,337	$34,127	$535,683
Former President and	2007	$471,667	$—		$42,510		$358,370		$—	$54,706	$24,770	$952,023
Chief Executive Officer	2006	$355,000	$—		$44,247		$322,788		$42,245	$28,221	$23,238	$815,739
Pete Gorman	2008	$394,000	$—		$77,821		$295,321		$—	$149,583	$32,746	$949,471
Executive Vice	2007	$384,908	$—		$35,478		$288,350		$—	$175,189	$30,430	$914,355
President and President,	2006	$394,000	$—		$52,896	(5)	$376,104		$17,730	$135,432	$23,419	$999,581
Shoppers
Doug Shepard (6)	2008	$344,167	$—		$118,324		$64,484		$—	$18,149	$15,770	$560,894
Executive Vice	2007	$1,346	$150,000	(7)	$—		$—		$—	$—	$—	$151,346
President and Chief Financial Officer	2006	$—	$—		$—		$—		$—	$—	$—	$—
Gary Skidmore	2008	$531,000	$—		$85,595		$333,280		$—	$118,047	$28,099	$1,096,021
Executive Vice	2007	$426,962	$—		$46,256		$262,475		$28,350	$93,701	$23,832	$881,576
President and President, Direct Marketing	2006	$340,000	$—		$32,928	(5)	$287,383		$32,513	$38,639	$22,571	$754,034
Bryan Pechersky (8)	2008	$295,000	$—		$81,721		$56,166		$—	$8,570	$23,746	$465,203
Senior Vice President,	2007	$205,833	$45,000	(9)	$56,030		$30,304		$—	$—	$32,328	$369,495
General Counsel and Secretary	2006	$—	$—		$—		$—		$—	$—	$—	$—

(1)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, in accordance with SFAS 123R, adjusted for actual forfeitures. As of December 31, 2008, none of the performance goals associated with outstanding performance restricted stock units were expected to be achieved. As a result, no compensation expense related to performance restricted stock unit awards has been recorded since June 30, 2007 and we reversed previously recorded stock-based compensation expense related to performance restricted stock units in the third quarter of 2007. Assumptions used in the calculation of these amounts are included in note I of our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the SEC (the “Form 10-K”).

(2)	The amounts shown in column (g) are attributable to annual cash bonuses earned in the applicable fiscal year, although these bonuses, if any, are paid early in the following year. Our executive bonus program is discussed further under the section “Annual Incentive Compensation” included above in the CD&A.

(3)	The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Defined Benefit Plan and Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note F of the Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers. The 2008 amount shown for Mr. Hochhauser, who retired in February 2008, reflects the estimated actuarial increase in the present value of his benefits from December 31, 2007 to February 28, 2008.

(4)	The amounts in column (i) are more fully described in the All Other Compensation table included below.

(5)	Included in these amounts are expenses related to restricted stock awards earned in fiscal year 2005, but granted in 2006. Mr. Gorman and Mr. Skidmore each elected to receive a portion of their bonus (earned in 2005) in the form of restricted stock. As a result of such election, each such executive received 125% of the value of the foregone cash portion of the bonus in the form of restricted stock. These shares vested 100% on the third anniversary of their date of grant. The fair value of each restricted share was estimated as the closing market price of our common stock on the date of grant. The portion of the restricted stock award related to the foregone bonus is not included in the “Stock Awards” amounts presented above, as the related expense was recognized in 2005 and, therefore, not subject to SFAS 123R under the modified prospective transition method we adopted on January 1, 2006. For the shares that represented the additional 25% of restricted shares granted, the expense is being recognized in accordance with SFAS 123R, and is included in the “Stock Awards” amounts presented above.

(6)	Mr. Shepard joined Harte-Hanks in December 2007.

(7)	Represents a one-time payment of $150,000 in cash to Mr. Shepard on his start date in December 2007.

(8)	Mr. Pechersky joined Harte-Hanks in March 2007.

(9)	Represents a one-time payment of $45,000 in cash to Mr. Pechersky related to his relocation upon joining Harte-Hanks in 2007.

(10)	In light of Mr. Hochhauser’s retirement in early 2008, the then-remaining future expense related to Mr. Hochhauser’s outstanding equity awards was accelerated and recognized in 2007.

(11)	These amounts reflect deductions for previous compensation expense associated with certain of Mr. Blythe’s unvested equity awards. As a result of Mr. Blythe’s departure at December 31, 2008, a forfeiture occurred at year-end 2008 of both stock options (unvested from the 2005 Plan and vested from the 1991 Plan) and all unvested restricted stock awards.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contrib. to 401(k) Plans (2)	Dividends on Restricted Stock (3)	Other (4)	Total
Richard Hochhauser	2008	$—	$1,325	$4,323	$5,760	$629,168	$640,576
	2007	$25,342	$15,900	$9,000	$5,376	$—	$55,618
	2006	$24,167	$15,900	$8,800	$2,568	$—	$51,435
Dean Blythe	2008	$4,639	$15,900	$9,200	$4,388	$—	$34,127
	2007	$1,970	$11,700	$9,000	$2,100	$—	$24,770
	2006	$1,970	$11,700	$8,800	$768	$—	$23,238
Pete Gorman	2008	$8,041	$11,700	$9,200	$3,805	$—	$32,746
	2007	$7,299	$11,700	$9,000	$2,431	$—	$30,430
	2006	$1,496	$11,700	$8,800	$1,423	$—	$23,419
Doug Shepard	2008	$519	$11,700	$—	$3,551	$—	$15,770
	2007	$—	$—	$—	$—	$—	$—
	2006	$—	$—	$—	$—	$—	$—
Gary Skidmore	2008	$3,134	$11,700	$9,200	$4,065	$—	$28,099
	2007	$645	$11,700	$9,000	$2,487	$—	$23,832
	2006	$1,083	$11,700	$8,800	$988	$—	$22,571
Bryan Pechersky	2008	$323	$11,700	$8,723	$3,000	$—	$23,746
	2007	$323	$9,440	$—	$1,575	$20,990	$32,328
	2006	$—	$—	$—	$—	$—	$—

(1)	Reflects premiums paid annually by Harte-Hanks for life insurance policies obtained in connection with providing supplemental life insurance benefits to each of the named executive officers. These life insurance benefits are discussed further under the section “Perquisites” included above in the CD&A.

(2)	Reflects matching contributions made by Harte-Hanks on behalf of each of the named executive officers under our 401(k) plan.

(3)	Reflects dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the named executive officers.

(4)	Amounts for Mr. Hochhauser reflect 2008 consulting payments pursuant to his transition and consulting agreement. Amounts for Mr. Pechersky reflect transition and relocation payments and reimbursements in connection with joining Harte-Hanks in March 2007.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2008 to our named executive officers. All of the equity awards described below were granted pursuant to our 2005 Plan. Vesting of equity awards is accelerated upon the occurrence of certain events. See “Potential Payments Upon Termination or Change of Control” below.

Stock Options — All options in 2008 were granted at exercise prices equal to the market value of our common stock on the grant date. Options vest in equal 25% increments on each of the second, third, fourth, and fifth anniversaries of their grant date and expire on the tenth anniversary of their grant date.

Restricted Common Stock — Restricted stock awards in 2008 were granted with no exercise price and vest 100% on the third anniversary of their date of grant. Restricted stock awards receive dividends during the vesting period, which have been reflected in the All Other Compensation table above.

Performance Restricted Stock Units — Performance restricted stock units in 2008 were granted with no exercise price. The number of shares ultimately awarded, if any, under these stock units is dependent on certain performance conditions. Each unit represents the right potentially to receive one share of our common stock for each vested restricted stock unit. The amount of restricted stock units that vest, if any, will be determined on the third anniversary of the date of grant based upon our average earnings per share growth rates for the years 2008-2010. The stock units do not receive dividends during the vesting period. As of December 31, 2008, none of the performance goals associated with outstanding performance stock units are expected to be achieved, which would result in no units vesting for any of our executives.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (3) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
		Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Richard Hochhauser (5)	—	—	—	—	—		—	—	—
Dean Blythe (6)
Stock Options	2/5/2008	—	—	—	—		100,000	$15.90	$408,370
Restricted Stock	2/5/2008	—	—	—	7,125		—	—	$113,288
Performance Stock Units	2/5/2008	—	5,344	8,906	7,125		—	—	$106,733
Pete Gorman
Stock Options	2/5/2008	—	—	—	—		45,000	$15.90	$183,767
Restricted Stock	2/5/2008	—	—	—	4,000		—	—	$63,600
Performance Stock Units	2/5/2008	—	3,000	5,000	4,000		—	—	$59,920
Doug Shepard
Stock Options	2/5/2008	—	—	—	—		15,000	$15.90	$61,256
Performance Stock Units	2/5/2008	—	1,875	3,125	2,500		—	—	$37,450
Gary Skidmore
Stock Options	2/5/2008	—	—	—	—		45,000	$15.90	$183,767
Restricted Stock	2/5/2008	—	—	—	4,000		—	—	$63,600
Restricted Stock	2/5/2008	—	—	—	668	(7)	—	—	$10,621
Performance Stock Units	2/5/2008	—	3,000	5,000	4,000		—	—	$59,920
Bryan Pechersky
Stock Options	2/5/2008	—	—	—	—		25,000	$15.90	$102,093
Restricted Stock	2/5/2008	—	—	—	2,500		—	—	$39,750
Performance Stock Units	2/5/2008	—	1,875	3,125	2,500		—	—	$37,450

(1)	Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted or outstanding in 2008.

(2)	Column (f) reflects that 0% is the minimum payout level of the performance restricted stock units which are payable, if earned, in shares of common stock. The target amount shown in column (g) is 75% of the number of units granted, which is a hypothetical payout amount. The amount shown in column (h) is 125% of the number of units granted, which is the maximum payout level. As of December 31, 2008, none of the performance goals associated with outstanding performance restricted stock units were expected to be achieved, which would result in no shares vesting for any of our named executive officers.

(3)	The exercise price shown in column (k) is based upon the grant date market value of our common stock on the NYSE, as provided by the 2005 Plan.

(4)	The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with SFAS 123R. For a discussion of valuation assumptions, see note I of our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K.

(5)	As a result of Mr. Hochhauser’s retirement in February 2008, he did not receive any equity awards in 2008.

(6)	As a result of Mr. Blythe’s departure at year-end 2008, all of his previously awarded restricted common stock, performance restricted stock units, 1991 Plan options and unvested 2005 Plan options were forfeited or lapsed upon the end of his employment term. Mr. Blythe’s vested 2005 Plan options remained exercisable for 90 days after the end of his employment term, to the extent vested at the end of his employment term.

(7)	Mr. Skidmore elected to receive a portion of his bonus (earned in 2007) in the form of restricted stock. As a result of such election, Mr. Skidmore received 125% of the value of the foregone cash portion of the bonus in the form of restricted stock. The amount shown in column (i) reflects the number of shares related to the foregone cash bonus amount, determined using the fair market value of our common stock as of the grant date.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2008 by our named executive officers. Some of these equity awards were issued pursuant to the 2005 Plan and older option awards were issued pursuant to the 1991 Stock Option Plan (1991 Plan).

2005 Plan — In May 2005, we adopted the 2005 Plan, a stockholder approved plan, pursuant to which we may issue various equity securities to directors, officers, key employees and consultants. Under the 2005 Plan, we have awarded stock options, restricted stock and performance-based restricted stock units. Please refer to the Grants of Plan Based Awards table above for a description of these types of equity awards under the 2005 Plan.

1991 Plan — The 2005 Plan replaced the 1991 Plan, a stockholder approved plan, pursuant to which we issued stock options to officers and key employees. No additional options will be granted under the 1991 Plan. Under the 1991 Plan, options were granted at exercise prices equal to the market price of the common stock on the grant date (1991 Plan market price options) and at exercise prices below the market price of the common stock (1991 Plan performance options). 1991 Plan market price options become exercisable in 25% increments on the second, third, fourth and fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant. No 1991 Plan performance options have been granted since January 1999. The 1991 Plan performance options became exercisable in whole or in part after three years, and the extent to which they became exercisable at that time depended upon the extent to which we achieved certain goals established at the time the options were granted. In December 2005, the remaining unvested 1991 Plan performance options were amended to comply with Section 409A of the Code. Under this option amendment, these unvested 1991 Plan performance options became exercisable only on the business day following the vesting date of each option. All remaining 1991 Plan performance options were exercised in January 2009.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)(2) (j)
Richard Hochhauser	3,000	—		—	$1.33	1/12/2009	10,700	(3)	$66,768	—	$—
	75,000	—		—	$16.33	1/12/2009	8,500	(4)	$53,040	—	$—
	112,500	—		—	$13.38	1/6/2010	—		$—	—	$—
	150,000	—		—	$14.67	1/9/2011	—		$—	—	$—
	225,000	—		—	$18.22	1/8/2012	—		$—	—	$—
	100,000	—		—	$19.85	9/3/2012	—		$—	—	$—
	93,750	31,250	(10)	—	$22.03	2/2/2014	—		$—	—	$—
	75,000	75,000	(11)	—	$25.63	1/27/2015	—		$—	—	$—
	18,750	56,250	(12)	—	$25.80	1/25/2016	—		$—	—	$—
Dean Blythe (18)	5,625	—		—	$25.80	3/30/2009	—		$—	—	$—

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)(2) (j)
Pete Gorman	22,500	—		—	$16.33	1/12/2009	5,928	(3)	$36,991	—	$—
	45,000	—		—	$14.67	1/9/2011	2,755	(4)	$17,191	—	$—
	75,000	—		—	$18.22	1/8/2012	4,000	(7)	$24,960	—	$—
	30,000	—		—	$19.85	9/3/2012	—		$—	—	$—
	37,500	12,500	(10)	—	$22.03	2/2/2014	—		$—	—	$—
	25,000	25,000	(11)	—	$25.63	1/27/2015	—		$—	—	$—
	12,500	12,500	(9)	—	$26.31	9/21/2015	—		$—	—	$—
	6,250	18,750	(12)	—	$25.80	1/25/2016	—		$—	—	$—
	—	17,500	(14)	—	$26.07	2/5/2017	—		$—	—	$—
	—	45,000	(17)	—	$15.90	2/5/2018	—		$—	—	$—
Doug Shepard	—	50,000	(8)	—	$17.30	12/31/2017	7,500	(5)	$46,800	—	$—
	—	15,000	(17)	—	$15.90	2/5/2018	—		$—	—	$—
Gary Skidmore	12,000	—		—	$16.33	1/12/2009	4,115	(3)	$25,678	—	$—
	4,500	—		—	$15.25	5/21/2009	4,768	(4)	$29,752	—	$—
	58,500	—		—	$14.50	8/30/2009	4,668	(7)	$29,128	—	$—
	22,500	—		—	$15.75	5/22/2010	—		$—	—	$—
	75,000	—		—	$16.75	8/31/2010	—		$—	—	$—
	75,000	—		—	$18.22	1/8/2012	—		$—	—	$—
	40,000	—		—	$19.85	9/3/2012	—		$—	—	$—
	15,000	5,000	(10)	—	$22.03	2/2/2014	—		$—	—	$—
	15,000	5,000	(13)	—	$24.42	4/23/2014	—		$—	—	$—
	15,000	15,000	(11)	—	$25.63	1/27/2015	—		$—	—	$—
	3,750	11,250	(12)	—	$25.80	1/25/2016	—		$—	—	$—
	—	30,000	(14)	—	$26.07	2/5/2017	—		$—	—	$—
	—	75,000	(15)	—	$23.55	7/31/2017	—		$—	—	$—
	—	45,000	(17)	—	$15.90	2/5/2018	—		$—	—	$—
Bryan Pechersky	—	25,000	(16)	—	$27.85	3/12/2017	7,500	(6)	$46,800	—	$—
	—	25,000	(17)	—	$15.90	2/5/2018	2,500	(7)	$15,600	—	$—

(1)	Based upon the closing market price of our common stock as of December 31, 2008 ($6.24), as reported on the NYSE.

(2)	In 2008, as in 2007 and 2006, our Compensation Committee awarded our executives performance-based restricted stock units. As of December 31, 2008, none of the performance goals associated with any of the outstanding performance stock units are expected to be achieved, which would result in no units vesting for any of our executives. As a result, no compensation expense related to performance stock units has been recorded since June 30, 2007 and we reversed $0.5 million of previously recorded stock-based compensation related to performance stock units in the third quarter of 2007. See note I of our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K. For a description of these types of equity awards, please refer to the Grants of Plan Based Awards table above (with respect to the 2008 grants) and the Grants of Plan Based Awards tables in prior-year proxy statements (with respect to the earlier grants).

(3)	Restricted stock vested on January 25, 2009.

(4)	Restricted stock vests on February 5, 2010.

(5)	Restricted stock vests on December 31, 2010.

(6)	Restricted stock vests on March 12, 2010.

(7)	Restricted stock vests on February 5, 2011.

(8)	These options vest annually in equal installments of 12,500 between December 31, 2009 and December 31, 2012.

(9)	These options vest annually in equal installments of 6,250 between September 21, 2008 and September 21, 2010.

(10)	These options vested on February 2, 2009.

(11)	These options vest annually in equal installments (37,500 for Hochhauser, 12,500 for Gorman and 7,500 for Skidmore) between January 27, 2009 and January 27, 2010.

(12)	These options vest annually in equal installments (18,750 for Hochhauser, 6,250 for Gorman and 3,750 for Skidmore) between January 25, 2009 and January 25, 2011.

(13)	These options vest on April 23, 2009.

(14)	These options vest annually in equal installments (4,375 for Gorman and 7,500 for Skidmore) between February 5, 2009 and February 5, 2012.

(15)	These options vest annually in equal installments of 18,750 between July 31, 2009 and July 31, 2012.

(16)	These options vest annually in equal installments of 6,250 between March 12, 2009 and March 12, 2012.

(17)	These options vest annually in equal installments (11,250 for Gorman, 3,750 for Shepard, 11,250 for Skidmore, and 6,250 for Pechersky) between February 5, 2010 and February 5, 2013.

(18)	As a result of Mr. Blythe’s departure at year-end 2008, all of his previously awarded restricted common stock, performance restricted stock units, 1991 Plan options and unvested 2005 Plan options were forfeited or lapsed upon the end of his employment term. Mr. Blythe’s vested 2005 Plan options remained exercisable for 90 days after the end of his employment term, to the extent vested at the end of his employment term.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vestings during 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c ) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (2)
Richard Hochhauser	4,500	$55,785	—	—
Dean Blythe	—	—	—	—
Pete Gorman	1,800	$22,314	—	—
Doug Shepard	—	—	4,335	$27,050
Gary Skidmore	1,800	$22,314	—	—
Bryan Pechersky	—	—	—	—

(1)	Calculated as the aggregate market value of the shares underlying the exercised options on the date of exercise minus the aggregate exercise price.

(2)	Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date (December 31, 2008).

Pension Benefits

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Defined Benefit Plan and Restoration Pension Plan.

Defined Benefit Plan

The purpose of this plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The plan was frozen to participation and benefit accruals as of December 31, 1998. All participants are 100% vested as of December 31, 1998. Death benefits are provided to beneficiaries on behalf of participants as specified in the plan. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Defined Benefit Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on December 31, 1998 that gives the highest average; such compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan. Compensation is limited by the pay limit in Section 401(a)(17) of the Code.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security. The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born). For years after the year of termination and prior to the end of the 35-year period, the MTW from the years of termination is used.

The monthly amount (Monthly Accrued Benefit) shall be equal to the sum of A and B multiplied by C where A, B and C are defined below:

A = 1.0 percent of the Average Monthly Compensation at December 31, 1998 multiplied by the projected number of years of credited service at the Normal Retirement Date.

B = 0.65 percent of the Average Monthly Compensation at December 31, 1998 in excess of 1/12 of Covered Compensation at December 31, 1998 multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C = Ratio of credited service at December 31, 1998 to projected credited service at the Normal Retirement Date.

Participants are eligible for early retirement upon attainment of age 55 and five years of vesting service. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at December 31, 1998 multiplied by certain plan and Internal Revenue Service-prescribed early retirement factors.

Restoration Pension Plan

The purpose of this unfunded, non-qualified pension plan is to provide employees with the benefits they would receive if the Defined Benefit Plan were not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under the Defined Benefit Plan not been frozen at December 31, 1998. Selected employees designated as participants by the Board of Directors are eligible to participate under the plan. Participants currently include only corporate officers. An officer of Harte-Hanks with the title of a Senior Vice President or a higher position is 100% vested on January 1, 1996. An officer with a title below Senior Vice President will be vested at the earlier of age 55 or 20 years of credited service. Benefits accrued and vested after December 31, 2004 are subject to non-qualified deferred compensation rules under Section 409A of the Code. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” has the same meaning as previously defined under the Defined Benefit Plan.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below over the Monthly Accrued Benefit under the Defined Benefit Plan (as described above):

A = 1.0 percent of the Average Monthly Compensation at the date of termination multiplied by the projected number of years of credited service at the Normal Retirement Date.

B = 0.65 percent of the Average Monthly Compensation at the date of termination in excess of 1/12 of Covered Compensation at the date of termination multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C = Ratio of credited service at the date of termination to projected credited service at the Normal Retirement Date.

D = 50 percent of Average Monthly Compensation at the date of termination.

Participants are eligible for early retirement upon attainment of age 55 and becoming 100% vested. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as multiplied by certain plan and Internal Revenue Service-prescribed early retirement factors.

We do not have a policy for granting extra years of credited service.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2008 for our named executive officers under each plan based upon the assumptions described in note (1).

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
Richard Hochhauser (2)	Defined Benefit Plan	32.417	$577,851	$45,489
	Restoration Benefit Plan	32.417	$4,471,231	$351,964

Dean Blythe	Defined Benefit Plan	7.167	$—	$—
	Restoration Benefit Plan	7.167	$226,698	$—

Pete Gorman (3)	Defined Benefit Plan	27.500	$303,544	$—
	Restoration Benefit Plan	27.500	$1,314,579	$—

Doug Shepard	Defined Benefit Plan	1.000	$—	$—
	Restoration Benefit Plan	1.000	$18,149	$—

Gary Skidmore	Defined Benefit Plan	14.250	$—	$—
	Restoration Benefit Plan	14.250	$531,242	$—

Bryan Pechersky	Defined Benefit Plan	1.800	$—	$—
	Restoration Benefit Plan	1.800	$14,074	$—

(1)

The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2008. The present value has been calculated using a discount rate of 6.25% and assuming the named executive officers will live and retire at the normal retirement age of 65 years. For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations. The mortality assumption is based on the 1994 Group Annuity Mortality Tables for males and females.

(2)	Participant retired in February 2008. Present value shown is as of February 28, 2008.

(3)	Participant is eligible for early retirement. The single sum values of the early retirement benefits from the Defined Benefit Plan and the Restoration Pension Plan are $334,151 and $1,442,800, respectively.

Nonqualified Deferred Compensation

None of our named executive officers receive nonqualified deferred compensation as defined under SEC rules. In January 2009, the Compensation Committee designated all corporate officers as eligible to participate in our existing non-qualified deferred compensation plan, which is filed as Exhibit 10.3 to our Form 8-K, dated June 27, 2008. During 2008, our Chairman, Mr. Franklin, who was a non-employee director during 2008 and became our President and CEO on January 1, 2009, received deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks.

Potential Payments Upon Termination or Change of Control

Payments Pursuant to Severance Agreements

The following descriptions of our executive severance and transition agreements do not include all terms contained in the actual agreements. Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC and which are incorporated herein by reference. Refer to our 2008 Form 10-K exhibit list for the location of each of these agreements.

Hochhauser

On July 31, 2007, we announced the planned retirement in early 2008 of our former CEO, Richard Hochhauser, after which Mr. Hochhauser agreed to serve as a consultant for a three-year period. On August 29, 2007, Harte-Hanks and Mr. Hochhauser entered into a transition and consulting agreement, which superseded Mr. Hochhauser’s amended and restated severance agreement dated December 15, 2000.

Pursuant to the transition and consulting agreement, Mr. Hochhauser remained employed as the CEO through February 4, 2008 and did not stand for re-election to our Board of Directors at the 2008 annual meeting.

During the employment term under the transition and consulting agreement (which ended in February 2008), Mr. Hochhauser was entitled to the following compensation and benefits: (1) payment of his then-current base salary and monthly automobile allowance, (2) participation in Harte-Hanks’ 2007 annual incentive compensation plan under its existing terms, and (3) eligibility to participate in Harte-Hanks’ health, life, and disability insurance plans and Harte-Hanks’ retirement plans, in accordance with the terms of the plans.

Since February 5, 2008, Mr. Hochhauser has served as a consultant to Harte-Hanks. During the consulting period, subject to the terms and conditions of the agreement, Mr. Hochhauser is entitled to a consulting fee for the period from February 5, 2008 through February 4, 2009 of $162,500 per quarter; for the period from February 5, 2009 through February 4, 2010 of $112,500 per quarter; and for the period from February 5, 2010 through February 4, 2011 of $50,000 per quarter. Mr. Hochhauser also received a lump sum cash payment in the amount necessary (taking into account applicable taxes) for Mr. Hochhauser to make COBRA continuation coverage payments under Harte-Hanks’ group medical and dental plans in which he (and his spouse or other eligible dependents) were enrolled for a period of 18 months following the end of the month in which his employment term ended. The consulting period will end on February 4, 2011, unless terminated sooner in accordance with the agreement.

Mr. Hochhauser remains bound by his current confidentiality/nondisclosure agreement and non-compete agreement, except that any references in those agreements to the termination or end of his employment are deemed to refer instead to the termination or end of Mr. Hochhauser’s consulting period.

The transition and consulting agreement also contains provisions that address (1) any termination of the agreement based on death or disability, termination by Harte-Hanks for cause or termination by Mr. Hochhauser, (2) a release of claims against Harte-Hanks and its affiliated parties by Mr. Hochhauser, and (3) other terms and provisions described in the actual agreement. Mr. Hochhauser is also entitled to indemnification for his acts or failures to act in his capacity as a consultant during the consulting period for services requested from time to time by Harte-Hanks pursuant to his transition and consulting agreement, to the same extent provided by our certificate of incorporation with respect to our officers and directors.

Blythe

On December 15, 2008, we announced the departure of our former President and CEO, Dean Blythe. In connection with Mr. Blythe’s departure at year-end 2008, Harte-Hanks and Mr. Blythe entered into a transition agreement, which superseded Mr. Blythe’s previous change of control severance agreement dated June 27, 2008.

Pursuant to the agreement, Mr. Blythe remained employed through December 31, 2008 and resigned from the Board as of the effective date of the agreement in December 2008.

During his remaining employment term, Mr. Blythe was entitled to the following compensation and benefits: (1) payment of his then-current base salary and monthly automobile allowance, (2) participation in Harte-Hanks’ 2008 annual incentive compensation plan under its existing terms, and (3) eligibility to participate in Harte-Hanks’ health, life, and disability insurance plans and Harte-Hanks’ retirement plans, in accordance with the terms of the plans.

Subject to the terms and conditions of the agreement, Harte-Hanks agreed to pay Mr. Blythe the following four quarterly payments: (1) $143,000 on or around January 1, 2009; (2) $125,000 on or around April 1, 2009; (3) $125,000 on or around July 1, 2009; and (4) $125,000 on or around October 1, 2009.

Mr. Blythe remains bound by his current confidentiality/nondisclosure agreement and non-compete agreement.

The transition agreement also contains provisions that address (1) any termination of the agreement based on death or disability, termination by Harte-Hanks for cause or termination by Mr. Blythe, (2) a release of claims against Harte-Hanks and its affiliated parties by Mr. Blythe, and (3) other terms and provisions described in the actual agreement.

Gorman

In December 2000, we entered into a severance agreement with Pete Gorman. In June 2008, we amended Mr. Gorman’s agreement to address the requirements of Section 409A and make other changes, as described above in the CD&A. Pursuant to Mr. Gorman’s agreement, if (i) Harte-Hanks terminates Mr. Gorman’s employment without “justification,” (ii) Mr. Gorman terminates his employment for good reason due to specified adverse actions taken by Harte-Hanks, (iii) Harte-Hanks terminates Mr. Gorman’s employment after a change in control of Harte-Hanks, other than for “cause,” death or disability, or (iv) Mr. Gorman terminates his employment after a change in control of Harte-Hanks and after specified adverse actions are taken by Harte-Hanks or he elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change in control of Harte-Hanks, then in any of such events Mr. Gorman will be entitled to:

•

severance compensation in a lump sum cash amount equal to 200% of the sum of (A) his annual base salary in effect just prior to the change in control or termination date, whichever is larger, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger,

•	a cash payment sufficient to cover health insurance premiums for a period of 18 months,

•

accelerated vesting of all unvested options, restricted stock, performance units and any other equity-based awards previously granted to Mr. Gorman (in the event of a change in control, Mr. Gorman’s equity awards vest upon the change in control without regard to termination of his employment), and

•

if applicable, a tax gross-up for “excess parachute payments” within the meaning of Section 280G of the Code if the total amounts due to the executive would have to be reduced by more than ten percent to avoid the excess parachute payment.

As used in the severance agreement, “cause” means that the Board determines in good faith that Mr. Gorman committed an intentional material act of fraud or embezzlement, material damage to Harte-Hanks’ property or intentional wrongful disclosure of Harte-Hanks’ material secret processes or confidential information. “Change in control” means: (i) Harte-Hanks is merged, consolidated or reorganized or sells substantially all of its assets and after such transaction less than 60% of the combined voting power of the surviving corporation is received in exchange for voting securities of Harte-Hanks, (ii) any person has become a beneficial owner of securities of Harte-Hanks, which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks, or (iii) such other events that cause a change in control of Harte-Hanks as determined by our Board of Directors. “Justification” means the Board determines in good faith that Mr. Gorman shall have (i) committed an act of fraud, dishonesty, gross misconduct or other unethical practices, or (ii) materially failed to perform his duties to the satisfaction of the CEO of the company, which failure has not been cured within 60 days after receipt of written notice from the CEO.

Other Named Executive Officers – Shepard, Skidmore and Pechersky

We have also entered into severance agreements with each of our other named executive officers. We entered into a change in control severance agreement with Mr. Shepard in December 2007, with Mr. Skidmore in December 2000 and with Mr. Pechersky in March 2007. In June 2008, we amended these agreements to address the requirements of Section 409A and make other changes, as described above in the CD&A. Pursuant to each agreement, if, after a “change in control” of Harte-Hanks, the executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability, (ii) elects to terminate his employment after specified adverse actions are taken by Harte-Hanks, or (iii) elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change in control of Harte-Hanks, then the executive will be entitled to:

•

severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of the executive’s bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger,

•	a cash payment sufficient to cover health insurance premiums for a period of 18 months,

•

accelerated vesting of all unvested options, restricted stock, performance units and any other equity-based awards previously granted to the executive (the executive’s equity awards vest upon the change in control without regard to termination of the executive’s employment), and

•

if applicable, a tax gross-up for “excess parachute payments” within the meaning of Section 280G of the Code if the total amounts due to the executive would have to be reduced by more than ten percent to avoid the excess parachute payment.

As used in these severance agreements, the terms “cause” and “change in control” have the same meanings as used in Mr. Gorman’s severance agreement.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2008.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above. The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December 31, 2008.

Potential Termination and Change in Control Benefits Tables

The tables below under this heading illustrate an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2008, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive’s termination from the company.

RICHARD HOCHHAUSER(1)

	Voluntary Termination	Early Retirement		No Change in Control		Change in Control		Death	Disability
Benefit				For Cause Termination	Termination Without Cause or for Good Reason	For Cause Termination	Termination Without Cause or for Good Reason
Cash Severance	$—		$—	$—	$—	$—	$—	$—	$—
Unvested Equity
Options	$—		$—	$—	$—	$—	$—	$—	$—
Restricted Stock	$—		$—	$—	$—	$—	$—	$—	$—
Performance Stock Units	$—		$—	$—	$—	$—	$—	$—	$—
Bonus Stock Awards	$—		$—	$—	$—	$—	$—	$—	$—
Retirement Benefits (2)	$5,049,082	$		$5,049,082(4)	$5,049,082	$5,049,082(4)	$5,049,082	$5,049,082	$5,049,082
Health and Welfare Benefits	$—		$—	$—	$—	$—	$—	$—	$—
Disability Income (3)	$—		$—	$—	$—	$—	$—	$—	$—
Life Insurance Benefits (3)	$—		$—	$—	$—	$—	$—	$—	$—
Excise Tax Gross-up	$—		$—	$—	$—	$—	$—	$—	$—
ESTIMATED TOTAL	$5,049,082		$—	$5,049,082	$5,049,082	$5,049,082	$5,049,082	$5,049,082	$5,049,082

(1)	On August 29, 2007, Harte-Hanks and Mr. Hochhauser entered into a transition and consulting agreement, which superseded Mr. Hochhauser’s amended and restated severance agreement dated December 15, 2000. Please refer to the section above entitled, “Payments Pursuant to Severance Agreements” for a description of the benefits provided to Mr. Hochhauser under his transition and consulting agreement.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Hochhauser would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Hochhauser is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Hochhauser had not attained our normal retirement age of 65.

(3)	Mr. Hochhauser retired in February 2008 and, therefore, was not eligible for company disability benefits or supplemental life insurance benefits at year-end 2008.

(4)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Hochhauser.

DEAN BLYTHE(1)

			No Change in Control			Change in Control
Benefit	Voluntary Termination	Early Retirement	For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability
Cash Severance	$—	$—	$—		$—	$—		$—	$—	$—
Unvested Equity
Options	$—	$—	$—		$—	$—		$—	$—	$—
Restricted Stock	$—	$—	$—		$—	$—		$—	$—	$—
Performance Stock Units	$—	$—	$—		$—	$—		$—	$—	$—
Bonus Stock Awards	$—	$—	$—		$—	$—		$—	$—	$—
Retirement Benefits (2)	$226,698	$—	$226,698	(4)	$226,698	$226,698	(4)	$226,698	$226,698	$226,698
Health and Welfare Benefits	$—	$—	$—		$—	$—		$—	$—	$—
Disability Income (3)	$—	$—	$—		$—	$—		$—	$—	$—
Life Insurance Benefits (3)	$—	$—	$—		$—	$—		$—	$—	$—
Excise Tax Gross-up	$—	$—	$—		$—	$—		$—	$—	$—
ESTIMATED TOTAL	$226,698	$—	$226,698		$226,698	$226,698		$226,698	$226,698	$226,698

(1)	On December 15, 2008, Harte-Hanks and Mr. Blythe entered into a transition agreement, which superseded Mr. Blythe’s previous change of control severance agreement dated June 27, 2008. Please refer to the section above entitled, “Payments Pursuant to Severance Agreements” for a description of the benefits provided to Mr. Blythe under his transition agreement.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Blythe would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Blythe is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Blythe had not attained our normal retirement age of 65.

(3)	Mr. Blythe’s employment term ended on December 31, 2008 and, therefore, he was no longer eligible for company disability benefits or supplemental life insurance benefits upon the end of his employment term.

(4)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Blythe.

PETE GORMAN

			No Change in Control		Change in Control
Benefit	Voluntary Termination	Early Retirement	For Cause Termination	Termination Without Cause or for Good Reason	For Cause Termination	Termination Without Cause or for Good Reason	Death	Disability
Cash Severance	$—	$—	$—	$805,730	$—	$805,730	$—	$—
Unvested Equity (1)
Options	$—	$—	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$—	$62,712	$62,712	$62,712	$—	$—
Performance Stock Units	$—	$—	$—	$62,712	$62,712	$62,712	$—	$—
Bonus Stock Awards (2)	$16,430	$16,430	$—	$16,430	$16,430	$16,430	$16,430	$16,430
Retirement Benefits (3)	$1,618,123	$1,776,951(7)	$1,618,123(8)	$1,618,123	$1,618,123(8)	$1,618,123	$1,618,123	$1,618,123
Health and Welfare Benefits (4)	$—	$—	$—	$19,427	$—	$19,427	$—	$—
Disability Income (5)	$—	$—	$—	$—	$—	$—	$—	$734,078
Life Insurance Benefits (6)	$—	$—	$—	$—	$—	$—	$900,000	$—
Excise Tax Gross-up	$—	$—	$—	$—	$—	$—	$—	$—
ESTIMATED TOTAL	$1,634,553	$1,793,381	$1,618,123	$2,585,134	$1,759,977	$2,585,134	$2,534,553	$2,368,631

(1)	Values are calculated based on the closing price of our common stock of $6.24 on December 31, 2008. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment. Mr. Gorman’s agreement also provides that his unvested equity-based awards vest upon his termination prior to a change of control either (a) by Harte-Hanks without justification, or (b) by Mr. Gorman for good reason, as defined in his agreement.

(2)	In addition to the accelerated vesting described in note (1) above, unvested bonus stock awards also vest upon termination of employment by (a) death, (b) disability, (c) retirement, or (d) at such other time as determined by the Board of Directors or Compensation Committee. The amounts shown in the Voluntary Termination column assume that the Board of Directors or Compensation Committee determined to accelerate vesting.

(3)	Except as otherwise noted, reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Gorman would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Gorman is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Gorman had not attained our normal retirement age of 65.

(4)	Reflects the estimated lump-sum payment to be paid by us to Mr. Gorman to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(5)	Reflects the aggregate estimated amount of all future payments to which Mr. Gorman would be entitled to receive under our disability program. Mr. Gorman would be entitled to receive such benefits until age 65.

(6)	Reflects the aggregate amount of 10 annual payments of $90,000 each under Mr. Gorman’s life insurance benefits, payable over the 10 year period following death.

(7)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans which Mr. Gorman would be entitled to receive if the election was made to begin receiving early retirement benefits as of December 31, 2008.

(8)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Gorman.

DOUG SHEPARD

			No Change in Control		Change in Control
Benefit	Voluntary Termination	Early Retirement	For Cause Termination	Termination Without Cause or for Good Reason	For Cause Termination	Termination Without Cause or for Good Reason	Death	Disability
Cash Severance	$—	$—	$—	$—	$—	$630,000	$—	$—
Unvested Equity (1)
Options	$—	$—	$—	$—	$—	$—	$—	$—
Restricted Stock	$—	$—	$—	$—	$46,800	$46,800	$—	$—
Performance Stock Units	$—	$—	$—	$—	$15,600	$15,600	$—	$—
Bonus Stock Awards	$—	$—	$—	$—	$—	$—	$—	$—
Retirement Benefits (2)	$18,149	$—	$18,149	$18,149	$18,149	$18,149	$18,149	$18,149
Health and Welfare Benefits (3)	$—	$—	$—	$—	$—	$28,126	$—	$—
Disability Income (4)	$—	$—	$—	$—	$—	$—	$—	$3,661,093
Life Insurance Benefits (5)	$—	$—	$—	$—	$—	$—	$700,000	$—
Excise Tax Gross-up	$—	$—	$—	$—	$—	$—	$—	$—
ESTIMATED TOTAL	$18,149	$—	$18,149	$18,149	$80,549	$738,675	$718,149	$3,679,242

(1)	Values are calculated based on the closing price of our common stock of $6.24 on December 31, 2008. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Shepard would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Shepard is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Shepard had not attained our normal retirement age of 65.

(3)	Reflects the lump-sum payment to be paid by us to Mr. Shepard to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(4)	Reflects the aggregate estimated amount of all future payments to which Mr. Shepard would be entitled to receive under our disability program. Mr. Shepard would be entitled to receive such benefits until age 65.

(5)	Reflects the aggregate amount of 10 annual payments of $70,000 each under Mr. Shepard’s life insurance benefits, payable over the 10 year period following death.

GARY SKIDMORE

			No Change in Control			Change in Control
Benefit	Voluntary Termination	Early Retirement	For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability
Cash Severance	$—	$—	$—		$—	$—		$1,032,863	$—	$—
Unvested Equity (1)
Options	$—	$—	$—		$—	$—		$—	$—	$—
Restricted Stock	$—	$—	$—		$—	$65,052		$65,052	$—	$—
Performance Stock Units	$—	$—	$—		$—	$65,052		$65,052	$—	$—
Bonus Stock Awards (2)	$19,506	$19,506	$—		$—	$19,506		$19,506	$19,506	$19,506
Retirement Benefits (3)	$531,242	$—	$531,242	(7)	$531,242	$531,242	(7)	$531,242	$531,242	$531,242
Health and Welfare Benefits (4)	$—	$—	$—		$—	$—		$15,823	$—	$—
Disability Income (5)	$—	$—	$—		$—	$—		$—	$—	$1,817,618
Life Insurance Benefits (6)	$—	$—	$—		$—	$—		$—	$900,000	$—
Excise Tax Gross-up	$—	$—	$—		$—	$—		$—	$—	$—
ESTIMATED TOTAL	$550,748	$19,506	$531,242		$531,242	$680,852		$1,729,538	$1,450,748	$2,368,366

(1)	Values are calculated based on the closing price of our common stock of $6.24 on December 31, 2008. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment.

(2)	In addition to the accelerated vesting described in note (1) above, unvested bonus stock awards also vest upon termination of employment by (a) death, (b) disability, (c) retirement, or (d) at such other time as determined by the Board of Directors or Compensation Committee. The amounts shown in the Voluntary Termination column assume that the Board of Directors or Compensation Committee determined to accelerate vesting.

(3)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Skidmore would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Skidmore is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Skidmore had not attained our normal retirement age of 65.

(4)	Reflects the lump-sum payment to be paid by us to Mr. Skidmore to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(5)	Reflects the aggregate estimated amount of all future payments to which Mr. Skidmore would be entitled to receive under our disability program. Mr. Skidmore would be entitled to receive such benefits until age 65.

(6)	Reflects the aggregate amount of 10 annual payments of $90,000 each under Mr. Skidmore’s life insurance benefits, payable over the 10 year period following death.

(7)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Skidmore.

BRYAN PECHERSKY

			No Change in Control			Change in Control
Benefit	Voluntary Termination	Early Retirement	For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability
Cash Severance	$—	$—	$—		$—	$—		$540,000	$—	$—
Unvested Equity (1)
Options	$—	$—	$—		$—	$—		$—	$—	$—
Restricted Stock	$—	$—	$—		$—	$62,400		$62,400	$—	$—
Performance Stock Units	$—	$—	$—		$—	$31,200		$31,200	$—	$—
Bonus Stock Awards	$—	$—	$—		$—	$—		$—	$—	$—
Retirement Benefits (2)	$14,074	$—	$14,074	(6)	$14,074	$14,074	(6)	$14,074	$14,074	$14,074
Health and Welfare Benefits (3)	$—	$—	$—		$—	$—		$28,475	$—	$—
Disability Income (4)	$—	$—	$—		$—	$—		$—	$—	$3,559,435
Life Insurance Benefits (5)	$—	$—	$—		$—	$—		$—	$700,000	$—
Excise Tax Gross-up	$—	$—	$—		$—	$—		$—	$—	$—
ESTIMATED TOTAL	$14,074	$—	$14,074		$14,074	$107,674		$676,149	$714,074	$3,573,509

(1)	Values are calculated based on the closing price of our common stock of $6.24 on December 31, 2008. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2008, which Mr. Pechersky would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Pechersky is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2008, Mr. Pechersky had not attained our normal retirement age of 65.

(3)	Reflects the lump-sum payment to be paid by us to Mr. Pechersky to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(4)	Reflects the aggregate estimated amount of all future payments to which Mr. Pechersky would be entitled to receive under our disability program. Mr. Pechersky would be entitled to receive such benefits until age 65.

(5)	Reflects the aggregate amount of 10 annual payments of $70,000 each under Mr. Pechersky’s life insurance benefits, payable over the 10 year period following death.

(6)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Pechersky.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors. As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time. In November 2008, in light of the ongoing economic downturn in the United States and other economies, the Board approved a 10% reduction to the annual retainer for Board service and the Chairman’s fee. The Chairman’s fee was subsequently eliminated because our current Chairman, Mr. Franklin, has served as our President and CEO since January 2009.

Element	Description	Amount
Annual Cash Retainer for Board Service	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules.	$45,000

Annual Cash Retainer for Committee Chairs	• Audit Committee Chair	$10,000
	• Compensation Committee Chair	$5,000
	• Nominating and Corporate Governance Committee Chair	$2,000

Cash Meeting Fees	• Per in-person Board meeting attended (payable to independent directors)	$2,000

	• Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	• Per telephonic Board meeting attended (payable to independent directors)	$750
	• Per telephonic Committee meeting attended (payable to applicable Committee members)	$750

Annual Equity Election In Lieu of Cash Fees

•       Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock.

		Up to 100% of a director’s cash compensation

•       These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters. The number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2005 Plan.

2009 Annual Equity Awards

•       For the calendar year 2009, each independent director, including new director Karen Puckett, received shares of restricted common stock, with a grant date of February 5, 2009 (the fixed date previously selected for long-term incentive awards, as described above in this proxy statement) and which vest 100% on the third anniversary of their grant date.

		Shares equal to $50,000

Element	Description	Amount

• The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2005 Plan.

• These shares of restricted stock were granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan.

Initial Equity Award for New Director Karen Puckett

•       In connection with Ms. Puckett’s appointment to the Board as an independent director in January 2009, she received (in addition to the annual award specified above) a one-time initial equity award of shares of restricted common stock, with a grant date of February 5, 2009 and which vest 100% on the third anniversary of their grant date.

5,000 shares of restricted common stock

• These shares of restricted stock were granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan.

Other	• Non-management directors may also receive compensation from time-to-time for any service on special Board committees, site visits or other matters, as determined by the Board.	As applicable

• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its Committees.

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A. The Compensation Committee did not appoint any subcommittees during 2008.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation. From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters. Our director compensation is structured predominantly based upon the results of such reviews as well as the amount of time devoted to Board and committee meetings. The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In mid-2007, the Committee retained an outside compensation consultant to assist the Committee with its evaluation and determinations for our 2008 director compensation program. The consulting firm, Longnecker & Associates, was engaged by and reported directly to the Committee. The Committee asked Longnecker & Associates to conduct a comprehensive review of Harte-Hanks’ then-current director compensation program and recommend specific changes and improvements to the Committee to ensure that compensation remains aligned with the goal of enhancing stockholder value through competitive programs that allow the company to attract, properly motivate and retain qualified non-employee directors who will contribute to Harte-Hanks’ long-term success and the creation of stockholder value.

In January 2008, based on the recommendation of the Compensation Committee, the Board decided to maintain the same director compensation levels in 2008 as in 2007, with the following principal exceptions:

(1) the amount of the Chairman’s fee was decreased from $250,000 per year to $200,000 per year, and (2) the initial equity awards for new directors were changed from 5,000 stock options to $50,000 of restricted common stock to align the initial grant with the then-current annual equity grant practices for directors.

In November 2008, in light of the current ongoing economic downturn in the United States and other economies, the Board reduced the annual cash retainer for Board service from $50,000 to $45,000, and reduced the annual cash Chairman’s fee from $200,000 to $180,000.

In January 2009, based on the recommendation of the Compensation Committee, the Board decided to maintain the same director compensation levels in 2009 as the reduced compensation levels in 2008. The Chairman’s fee was eliminated because our current Chairman, Mr. Franklin, has served as our President and CEO since January 2009. The Compensation Committee did not engage an outside consulting firm during 2008 for the Committee’s 2009 director compensation recommendations to the Board, and the Compensation Committee has not yet determined whether it will engage an outside consulting firm during 2009 for its 2010 director compensation recommendations.

The Board believes this overall compensation level is appropriate to attract and retain top board candidates.

Director Stock Ownership Guidelines

Under our Corporate Governance Principles adopted by the Board, each director is expected to own, at a date no later than three years after election to the Board, shares of our common stock valued at not less than two times the annual cash retainer (or, based on the current annual retainer, stock valued at $90,000). As of December 31, 2008, each director (other than Ms.  Puckett, who joined the Board in January 2009) owned at least this amount of Harte-Hanks stock.

2008 Director Compensation for Non-Employee Directors

The following table shows 2008 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” and “Options Awards” columns below also include compensation expense amounts from awards granted in prior years.

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2) (3)	Option Awards ($) (2) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b )		(c)	(d)	(e)	(f)
David L. Copeland	$77,917		$48,798	$14,509	$2,100	$143,324
William F. Farley	$70,667	(6)	$48,798	$18,119	$2,100	$139,684
Larry D. Franklin (7)	$200,833		$—	$—	$—	$200,833
William K. Gayden	$64,667	(8)	$48,798	$14,509	$2,100	$130,074
Christopher M. Harte	$73,917	(8)	$48,798	$14,509	$2,100	$139,324
Houston H. Harte	$—		$—	$—	$—	$—
Judy C. Odom	$71,167		$48,798	$17,970	$2,100	$140,035
Karen A. Puckett (9)	$—		$—	$—	$—	$—

(1)	Fees were paid in cash, unless otherwise designated.

(2)	These amounts in columns (c) and (d) reflect the aggregate compensation expense for financial statement reporting purposes for fiscal 2008 under SFAS 123R, for restricted stock and stock option grants in 2008 and prior years. These amounts do not reflect amounts paid to or realized by the director for fiscal 2008. Assumptions used in the calculation of these amounts are included in note I of our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K.

(3)	Each of the independent directors was granted 3,144 shares of restricted stock in 2008 with grant date fair values, computed in accordance with SFAS 123R, of $49,990. Restricted stock awards are granted with no exercise price and vest 100% on the third anniversary of their date of grant.

(4)	There were no option awards granted to any of the directors during 2008. Other than Ms. Puckett, each of our independent directors had 13,400 option awards outstanding as of December 31, 2008 based on grants in previous years. While each of these independent directors holds the same number of outstanding options, the dollar award value variances in column (d) are the result of certain of these options (for Mr. Farley and Ms. Odom) having been granted at different dates – the date, respectively, on which each first joined the Board – than the grant dates for the other three independent directors.

(5)	Reflects the amount of dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the directors.

(6)	Fees totaling $35,333 were paid in cash and the remaining $35,334 of fees were paid in the form of company stock at the director’s election.

(7)	In January 2008, based on the recommendation of the Compensation Committee, the Board reduced the amount of the Chairman’s fee from $250,000 per year to $200,000 per year. In November 2008, in light of the current ongoing economic downturn in the United States and other economies, the Board reduced the annual cash Chairman’s fee from $200,000 to $180,000. During 2008, Mr. Franklin received pension payments and deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks. Since January 1, 2009, Mr. Franklin has served as our President and CEO, in addition to remaining Chairman.

(8)	All fees were paid in the form of company stock at the director’s election.

(9)	Ms. Puckett joined the Board in January 2009.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2008.

Name	Number of Outstanding Shares of Restricted Stock (#)	Number of Outstanding Stock Options (#)		Total (#)
David L. Copeland	6,999	13,400		20,399
William F. Farley	6,999	13,400		20,399
Larry D. Franklin	—	303,000	(1)	303,000
William K. Gayden	6,999	13,400		20,399
Christopher M. Harte	6,999	13,400		20,399
Houston H. Harte	—	—		—
Judy C. Odom	6,999	13,400		20,399
Karen A. Puckett (2)	—	—		—

(1)	As of December 31, 2008, Mr. Franklin had 303,000 option awards outstanding, all of which were awarded during Mr. Franklin’s former service as an executive officer of the Company.

(2)	Ms. Puckett joined the Board in January 2009.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing. “Committee”, within this Report of the Audit Committee, means the Audit Committee.

The Audit Committee is comprised of three directors. The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act. The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent auditors. Each of Messrs. Copeland and Farley is a Committee member that the Board has determined is an audit committee financial expert under applicable federal securities laws.

The Committee acts under a written charter. The functions of the Committee focus primarily on its oversight of:

•	The integrity of the company’s financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	The qualifications and performance of the company’s independent auditors;

•	The performance of the company’s internal audit function; and

•	The company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the company’s independent auditors or management, nor can the Committee certify that the company’s auditors are independent under applicable federal securities laws and NYSE rules.

The Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent auditors, the company’s internal auditors and appropriate company financial personnel. The Committee also meets privately with the company’s independent auditors, KPMG LLP (KPMG), and the company’s internal auditors. The company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with the Committee upon request.

In addition, the Committee reviews the company’s financial statements and reports its recommendations to the full Board for approval and to authorize action. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and on representations of the company’s independent auditors included in their report on the company’s financial statements. The Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the company’s financial statements are presented in accordance with GAAP. Likewise, the Committee’s considerations and discussions with management and the independent auditors do not assure that the audit of the company’s financial statements has been performed in accordance with U.S. generally accepted auditing standards, or that the company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting. The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting. The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Committee held 11 meetings during 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and KPMG. The Committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. In addition, the Committee reviewed the audited consolidated financial statements for the 2008 fiscal year and met and held discussions with management and the company’s independent auditors to discuss those financial statements and the audit related thereto.

The Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management, the internal auditors and KPMG, and (iv) with management, the internal auditors and KPMG management’s annual report on the company’s internal control over financial reporting and KPMG’s audit report.

The Committee discussed with management, the internal auditors and KPMG the processes supporting certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC. In addition, the Committee discussed with management, the internal auditors and KPMG the processes supporting management’s annual report on the company’s internal controls over financial reporting. The Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls.

The Committee discussed with KPMG matters that independent accounting firms must discuss with audit committees. The Committee’s discussions included U.S. generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

KPMG provided to the Committee the written disclosures and the letter provided by applicable requirements of the PCAOB and represented that it is independent from the company. The Committee discussed with KPMG its independence from the company. When considering KPMG’s independence, the Committee reviewed the services KPMG provided to the company that were not in connection with its audit of the company’s consolidated financial statements. These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG. In addition, when considering KPMG’s independence, the Committee considered any fees received by the company from KPMG.

Based on these activities, the Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in the company’s Annual Report on Form 10-K. The Committee also has selected KPMG as the company’s independent auditors for the fiscal year ended December 31, 2009.

Audit Committee

David L. Copeland, Chairman

William F. Farley

Christopher M. Harte

Independent Auditors

Representatives of KPMG LLP, who were our independent auditors for the year 2008, are expected to be present at the 2009 annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. KPMG has been selected as the company’s independent auditors for the fiscal year ended December 31, 2009.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by KPMG or fees payable for professional services in or related to 2007 and 2008.

	2007	2008
Audit Fees (1)	$1,067,815	$926,250
Audit Related Fees (2)	$103,660	$90,865
Tax Fees (3)	$33,565	$33,570
All Other Fees	—	—

Total	$1,205,040	$1,050,685

(1)	Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)	Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2008 and 2007.

(3)	Fees for tax services and matters principally relating to the company’s foreign operations.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee preapproves permitted non-audit services to be performed for Harte-Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class I Directors

The current number of members of our Board is eight. Our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the annual meeting of stockholders. The current term of our Class I directors will expire at the 2009 annual meeting. The Class I directors elected in 2009 will serve for a term of three years, which expires at the annual meeting of stockholders in 2012 or when their successors are duly elected and qualified.

The nominees for Class I directors are (1) David Copeland and (2) Christopher Harte, each of whom is a current member of our Board. Each of the nominees has indicated his willingness to serve as a member of the Board if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may by resolution provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” We believe that our directors and officers intend to vote their shares FOR each of the Class I director nominees.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the Class I director nominees named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected KPMG LLP as Harte-Hanks’ independent auditors to audit our consolidated financial statements for fiscal 2009 and to render other services required of them. The Board is submitting the appointment of KPMG LLP for ratification at the annual stockholders meeting. Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as Harte-Hanks’ independent auditors for fiscal 2009. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL III

APPROVAL AND ADOPTION OF AMENDMENT TO 2005 OMNIBUS INCENTIVE PLAN

TO INCREASE AUTHORIZED SHARES

Description of Proposal

In May 2005, we adopted the 2005 Plan, a stockholder approved plan, pursuant to which we may issue various equity securities to employees, directors and consultants selected for participation. The 2005 Plan forms the basis of our long-term incentive plan. Under the 2005 Plan, we have awarded stock options, restricted stock and performance-based restricted stock units. Please refer to the Grants of Plan Based Awards table above for a description of these types of equity awards under the 2005 Plan. The 2005 Plan also forms the basis for our annual cash incentive plan for Section 162(m) executives.

In January 2009, our Board, based on the recommendation of our Compensation Committee, determined that it is in the best interests of Harte-Hanks to amend the 2005 Plan, subject to stockholder approval, to increase the number of shares of common stock available under the 2005 Plan by an additional 4,600,000 shares. Accordingly, this Proposal III seeks approval of an amendment (Amendment) to the 2005 Plan to increase the maximum total number of shares of common stock that we may issue by 4,600,000 from 4,570,000 to 9,170,000 shares. The proposed form of Amendment to the 2005 Plan is included as Annex A to this proxy statement. The Amendment will not become effective unless approved by our stockholders.

The following table illustrates the impact of the Amendment on the number of shares available for future awards under the 2005 Plan, as of March 2, 2009:

Shares Available for Future Awards Under 2005 Plan (1)

Shares Originally Authorized for Issuance Under 2005 Plan	Remaining Shares Available Prior to Approval of Amendment (As of March 2, 2009)	Remaining Shares Available Assuming Approval of Amendment (As of March 2, 2009)
4,570,000	200,162	4,800,162

(1)	Number of shares is subject to adjustment and calculation as provided by the 2005 Plan.

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under our long-term incentive program through approximately the annual award in early 2012, after which we currently expect to need to seek stockholder approval for additional shares. Our equity compensation practices and amounts are reviewed regularly by our Compensation Committee and Board, and may change over time based on a variety of factors, including the market value of our common stock. Accordingly, we may need to seek stockholder approval of additional shares prior to the 2012 annual stockholders meeting, or we may not need to seek such stockholder approval until a subsequent year.

The Board believes that the requested additional authorized shares represent a reasonable amount of potential equity dilution over time and will allow Harte-Hanks to continue awarding equity incentives, which are a significant component of our overall compensation program. The following two tables illustrate (1) as of March 2, 2009, the potential impact of the additional shares provided by the Amendment on equity dilution and equity overhang, as defined in the first table, and (2) historical annual burn rate information for 2008, 2007 and 2006, as defined in the second table:

Potential Equity Impact of Amendment

(As of March 2, 2009)

Row	Equity Data	Before Amendment	After Amendment

A	# Shares Available for Future Awards Under Equity Compensation Plan (1)	200,162 shares	4,800,162 shares

B	# Shares Issuable Upon Exercise of Outstanding Options and Vesting of Outstanding Restricted Stock and Performance Restricted Stock Units (2)	7,951,811 shares(3)	7,951,811 shares(3)

C	Total # Shares (A + B)	8,151,973 shares	12,751,973 shares

D	# Basic Common Shares Outstanding	63,568,000 shares	63,568,000 shares

E	Equity Dilution: Row A as % of Row D	0.31%	7.55%

F	Equity Overhang: Row C as % of (Row D + Row C)	11.37%	16.71%

(1)	We currently have one equity compensation plan pursuant to which future awards or shares of common stock may be issued — the 2005 Plan. The 1994 Employee Stock Purchase Plan was terminated effective March 31, 2009. At March 2, 2009, we had 1,855,651 shares available for future awards under our Employee Stock Purchase Plan. Because the Employee Stock Purchase Plan has been terminated, those shares are not reflected in this table. Shares available for issuance under the 2005 Plan may be issued pursuant to stock options, restricted common stock, performance restricted stock units, common stock, stock appreciation rights or other awards that may be established pursuant to the 2005 Plan.

(2)	Includes awards outstanding as of March 2, 2009 under the 2005 Plan (stock options, restricted common stock and performance restricted stock units) and 1991 Plan (stock options).

(3)	Approximately 46% of these shares are from prior 1991 Plan options, which have a weighted average exercise price of $19.80 per share. On March 2, 2009, the closing price of our common stock on the NYSE was $5.20 per share. No additional options will be granted under the 1991 Plan.

3-Year Historical Burn Rate

Fiscal Year (A)	Options Granted (B)	Full Value Awards Granted (Restricted Stock and Performance Restricted Stock Units) (C)	Weighted Average Common Shares Outstanding (D)	Burn Rate (1) (E)
2008	1,083,550	96,605	63,933,000	1.85%
2007	1,028,125	130,484	72,524,000	1.60%
2006	808,875	130,799	79,049,000	1.19%
		Average 3-Year Burn Rate		1.55%

(1)	Calculated as the sum of columns (B) + (C), as a percentage of column (D).

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the adoption and approval of the Amendment to the 2005 Plan. The management proxy holders will vote all duly submitted proxies FOR adoption and approval of the Amendment unless duly instructed otherwise. All members of the Board are eligible for awards under the 2005 Plan and thus have a personal interest in the approval of the Amendment.

Description of Existing 2005 Plan

The following is a description of the principal features of the existing 2005 Plan and does not reflect approval of the Amendment. This description is qualified in its entirety by reference to the full text of the 2005 Plan, as amended and restated effective February 13, 2009, which can be found by reference to Exhibit 10.1 to Harte-Hanks’ Form 8-K, dated February 13, 2009, and is incorporated by reference herein. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the 2005 Plan.

General

Purposes. The principal purposes of the 2005 Plan include creating a plan that allows the Board or its designee to:

•	provide employees, directors and consultants selected for participation (Participants) with added incentives to continue in service to Harte-Hanks,

•

create in Participants a more direct interest in the future success of the operations of Harte-Hanks by relating incentive compensation to the achievement of long-term corporate economic objectives, and

•	attract, retain and motivate Participants by providing them an equity investment in Harte-Hanks.

Types of Awards. Under the 2005 Plan, several types of awards (Awards) can be made including: non-qualified stock options and incentive stock options (collectively, Stock Options), stock appreciation rights (SARs), restricted stock, restricted stock units, Common Stock, performance-based grants payable in cash or any of the above-listed equity Awards, or any other Award established pursuant to the 2005 Plan that may be granted under the 2005 Plan.

•

Stock Options: rights to purchase a specified number of shares of Common Stock at a specified price for a given term. Stock Options may be: (a) incentive stock options (ISOs), which are intended to meet the requirements of Section 422 of the Code, and as such, offer certain beneficial tax treatment to Participants as described below; and (b) non-qualified stock options, which do not meet the requirements of Section 422 of the Code.

•

Stock Appreciation Rights: rights to receive payment from Harte-Hanks equal to the difference between the Fair Market Value of one or more shares of Common Stock and the exercise price of the SAR. If awarded, SARs will be paid out in shares of Common Stock.

•	Restricted Stock: grants of Common Stock that are subject to substantial risk of forfeiture until certain conditions or restrictions on vesting or transferability lapse.

•	Restricted Stock Units: rights to receive payment on a future date from Harte-Hanks for the value of Common Stock in the form of Common Stock or cash.

•	Director Common Stock: grants of Common Stock to non-employee directors in lieu of cash compensation.

•	Dividend Equivalents: rights to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock.

•	Performance Award: grants payable in cash, Common Stock or another form of Award based upon the achievement of specified performance targets.

•	Common Stock: grants of Common Stock that are not subject to transfer or forfeiture restrictions.

Administration. The 2005 Plan may be administered by the Board or a committee of the Board. The Compensation Committee, comprised entirely of non-employee directors, administers the 2005 Plan. The Compensation Committee has broad powers to administer and interpret the 2005 Plan, including the authority to select the Participants, determine the amount and type of Awards to Participants, prescribe terms and conditions not otherwise specified by the 2005 Plan for each Award, and amend or modify the terms and conditions of any Award, including accelerating vesting and waiving forfeiture restrictions. The Board must administer the 2005 Plan with respect to any Awards to non-employee directors. The Compensation Committee may delegate some of its authority to one or more members of the Compensation Committee or officers of Harte-Hanks, Inc. The Compensation Committee has delegated to our President and CEO limited Stock Option grant authority for non-officer new hires and promotions. This delegation does not apply to any of our executive officers. Additionally, the Board has the right to terminate the 2005 Plan before its termination date. However, none of the above actions may adversely affect the rights or obligations of any Participant’s outstanding Awards without that particular Participant’s consent.

No Repricing. Neither the Compensation Committee nor the Board has the authority to take any action that would constitute a repricing of Stock Options.

Eligibility and Participation. At its discretion, the Compensation Committee may grant Awards to employees, non-employee directors and consultants of Harte-Hanks, Inc. and its subsidiaries. As of December 31, 2008, we employed approximately 5,900 full-time employees and 400 part-time employees, and had seven members on our Board of Directors. In connection with the February 2009 annual grants under the 2005 Plan, the Compensation Committee awarded Stock Options to 229 employees and shares of Restricted Stock to each of our six current independent directors. Because future grants of Awards under the 2005 Plan are subject to the discretion of the Board or Compensation Committee or to the discretion of our President and CEO for Awards included within his limited delegation, the amount and terms of future Awards to particular participants or groups of participants are not determinable at this time. No Awards have been previously granted that are contingent on the approval of the proposed Amendment to the 2005 Plan.

The following table shows Awards during 2008 under our 2005 Plan to (1) each of our named executive officers, (2) all of our current executive officers as a group, (3) all of our current non-employee directors as a group, and (4) all of our current non-executive officer employees as a group. The proposed Amendment to the 2005 Plan would not have impacted these amounts had the Amendment been in place during fiscal 2008, because there were sufficient remaining authorized shares already available in 2008 for these Awards prior to the Amendment.

Individual or Group (1)	Number of Options Awarded in 2008	Grant Date Fair Value of Options ($) (2)	Numbers of Shares of Restricted Stock Awarded in 2008	Grant Date Fair Value of Restricted Stock ($) (2)
Hochhauser (Former CEO) (3)	—	—	—	—
Blythe (Former President & CEO) (4)	100,000	$408,370	7,125	$113,288
Shepard (Executive Vice President and Chief Financial Officer)	15,000	$61,256	—	—
Gorman (Executive Vice President and President, Shoppers)	45,000	$183,767	4,000	$63,600
Skidmore (Executive Vice President and President, Direct Marketing)	45,000	$183,767	4,000	$63,600
Pechersky (Senior Vice President, General Counsel and Secretary)	25,000	$102,093	2,500	$39,750
Current Executive Officers (as a group)	145,000	$592,137	11,750	$186,825
Current Non-Employee Directors (as a group)	—	—	15,720	$249,948
Current Non-Executive Employees (as a group)	753,550	$3,077,272	58,242	$926,048

(1)	In addition to Stock Options and shares of Restricted Stock, the Committee also awarded shares of performance-based Restricted Stock Units to our executives in 2008. However, as of December 31, 2008, none of the performance goals associated with any outstanding performance-based Restricted Stock Units are expected to be achieved, which would result in no shares vesting. Accordingly, these Restricted Stock Units are not reflected in this table.

(2)	The amounts shown represent the full grant date fair value of the Stock Options and Restricted Stock Awards calculated in accordance with SFAS 123R. For a discussion of valuation assumptions, see note I of our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K.

(3)	As a result of Mr. Hochhauser’s retirement in February 2008, he did not receive any Awards under the 2005 Plan during 2008.

(4)	As a result of Mr. Blythe’s departure at year-end 2008, all of his previously awarded Restricted Stock, performance-based Restricted Stock Units, and unvested 2005 Plan Options were forfeited or lapsed upon the end of his employment term. Mr. Blythe’s vested 2005 Plan Options remained exercisable for 90 days after the end of his employment term, to the extent vested at the end of his employment term.

For additional information about previous Awards under the 2005 Plan, including Awards to our named executive officers and our directors, please refer to (1) the sections above in this proxy statement entitled, “Executive Compensation,” and “Director Compensation,” and (2) note I (Stock-Based Compensation) of our audited financial statements for the fiscal year ended December 31, 2008 included in our Form 10-K.

Calculation of Shares Granted and Available for Grant. Shares of Common Stock that are issued pursuant to the grant or exercise of Awards will reduce the number of shares remaining available for future issuance under the 2005 Plan. If an Award granted under the 2005 Plan expires or is terminated or forfeited, the shares underlying the Award will again be available for grant under the 2005 Plan. In addition, to the extent shares of Common Stock are used to pay the exercise price of any Stock Options or to satisfy tax withholding obligations, an equal number of shares will become available for issuance under the 2005 Plan. Prior to the increase in authorized shares provided by the proposed Amendment to the 2005 Plan, the 2005 Plan has reserved 4,570,000 shares of Common Stock for issuance. The maximum number of shares of Common Stock reserved for issuance under the 2005 Plan may be increased by approval of the Board and the stockholders.

Fair Market Value. For purposes of the 2005 Plan, the Fair Market Value of a share of Common Stock is equal to the closing price on the NYSE of a share of Common Stock on the last trading day prior to the date in question, except that for same-day sales of Stock Options, the Fair Market Value of the Common Stock at the time of exercise will be the price at which the Common Stock is sold. The closing price of the Common Stock on the NYSE on March 2, 2009 was $5.20 per share.

Term, Amendment and Termination of the 2005 Plan. The 2005 Plan will expire 10 years from the date it was approved by our stockholders at the 2005 annual meeting, unless terminated by the Board before that date. Any Awards outstanding on that date will continue to remain outstanding in accordance with their respective terms. The 2005 Plan may be amended or discontinued by the Board at any time, unless stockholder approval is required or desirable under applicable law or regulation.

Transferability. Except as otherwise approved by the Compensation Committee or under a qualified domestic relations order from a court, no Award is assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily. In the event of a Participant’s death, his or her rights and interests in an Award will be transferable by testamentary will or the laws of descent or distribution.

Stock Options and Stock Appreciation Rights

Grants. The Compensation Committee establishes the number of shares and the terms, including any applicable vesting periods, underlying Stock Options and SARs. The term of Stock Options may not exceed 10 years, and in certain circumstances for ISOs, the term may be limited to five years. The exercise price for Stock Options and SARs cannot be less than the Fair Market Value on the date of grant, but the Compensation Committee may establish an exercise price higher than the Fair Market Value.

Payment of Exercise Price. Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, check, or other shares of Common Stock (with some restrictions). With the approval of Harte-Hanks, payment may also be made by broker-assisted same-day sales or by Harte-Hanks withholding enough Common Stock otherwise deliverable upon exercise to pay the exercise price (the value of the Common Stock being determined on the date of exercise). Upon exercising a Stock Option, a Participant must also pay any required tax withholding. Such tax withholding may be satisfied in cash or shares of Common Stock, as determined by Harte-Hanks.

Termination of Service. The vesting of Stock Options and SARs ends on the date service to Harte-Hanks ends. Generally, Participants have 90 days after termination to exercise vested Stock Options and vested SARs. If the termination is due to death or disability, the exercise period is typically extended to one year. If the Participant is terminated for cause or is in material breach of a legal obligation to Harte-Hanks, the exercise period for Stock Options and SARs ends on the date of termination. Different vesting and exercise periods may apply if approved by the Compensation Committee or are provided for in a written agreement between the Participant and Harte-Hanks.

Restricted Stock and Restricted Stock Units

Grants. The Compensation Committee establishes the number of shares and the terms, including any applicable vesting schedule, for Restricted Stock Awards and Restricted Stock Units. A Restricted Stock Award is issued as Common Stock that has voting and dividend rights, but is subject to forfeiture and transfer restrictions. Restricted Stock Units do not have voting or dividend rights, are not considered Common Stock issued and outstanding, and upon vesting may be paid out in Common Stock or cash as determined by the Compensation Committee.

Termination of Service. Generally, a Participant forfeits all unvested Restricted Stock Awards and Restricted Stock Units on the day of termination. Different forfeiture terms may apply if approved by the Compensation Committee or are provided for in a written agreement between the Participant and Harte-Hanks.

Performance Awards

A Performance Award entitles the Participant to a payout based upon achievement of certain performance criteria. The Compensation Committee establishes the exact performance criteria and the performance period applicable to the Performance Award. The Compensation Committee also determines whether the payout will be in cash, an equity-based Award or some combination of cash and equity Awards. Performance criteria include a number of measurable criteria that can be tied to the success of Harte-Hanks, including, but not limited to, net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, total stockholder return, cash flow, earnings or earnings per share, growth in earnings or earnings per share, return on equity or average stockholders’ equity, stock price, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin, return on operating revenue, market share, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, customer satisfaction indicators, and/or employee metrics. These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level.

Director Common Stock

Under the 2005 Plan, non-employee directors may elect to receive all or a portion of their annual retainer and meeting fees in shares of Common Stock. The number of shares is determined by dividing: (a) the dollar amount of the portion of the retainer and meeting fees for the fiscal quarter that is to be paid in shares by (b) the Fair Market Value of one share of Common Stock as of the last day of such fiscal quarter, rounded up to the next full number of shares. Directors may elect to receive their compensation in Common Stock for a fiscal year period.

Other Awards

The Compensation Committee may also, under the 2005 Plan, grant equity-based Awards in lieu of cash bonus payments to Participants. The determination of the number of shares of Common Stock or other Awards that would be issued as a bonus payment will be determined using a reasonable valuation method selected by the Compensation Committee. The Compensation Committee may choose to grant Dividend Equivalents in conjunction with the grants of Awards. Dividend Equivalents on these Awards will be converted to cash or additional shares at such time and by such formula as the Compensation Committee determines. Participants holding Restricted Stock, Common Stock equivalents, and Common Stock grants have the same dividend rights as other holders of Common Stock. The Compensation Committee, in its sole discretion, may establish other incentive compensation arrangements under the 2005 Plan pursuant to which Participants may acquire shares of Common Stock.

Certain Federal Income Tax Consequences

The following description of U.S. federal income tax consequences to U.S. Participants and Harte-Hanks is based upon current statutes, regulations and interpretations and is subject to change. The description is not intended to be exhaustive and does not include foreign, state or local income tax consequences.

Incentive Stock Options. A Participant who receives an ISO will not recognize any taxable income at the time of grant of the ISO. The exercise of an ISO will not result in any federal income tax consequences to the Participant, except that a certain amount will be an adjustment item for alternative minimum tax purposes. In the event of a disposition of stock acquired upon the exercise of an ISO, the federal income tax consequences depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares until the later of two years following the date of grant or one year following the date of exercise, the Participant will recognize a long-term capital gain or loss upon subsequent disposition of the stock. The amount of the long-term capital gain or loss will be equal to the difference between: (a) the amount realized on the disposition of the shares, and (b) the exercise price at which shares were acquired. If the Participant does not satisfy the foregoing holding-period requirements, the Participant will be required to report as ordinary income, in the year of disposition, an amount equal to the excess of: (a) the Fair Market Value of the shares at the time of exercise of the ISO or, if less, the amount realized on the disposition of such shares, over (b) the exercise price for the shares.

Non-Qualified Stock Options. A Participant who receives non-qualified stock options will not recognize any taxable income at the time of grant. Upon exercise of the non-qualified stock options, a Participant will recognize ordinary income in an amount equal to the excess of: (a) the Fair Market Value of the shares at the time of exercise over (b) the exercise price for the shares. In the case of Participants who are employees of Harte-Hanks, any ordinary income so recognized will be considered wages subject to applicable tax withholding.

Other Awards; Section 409A. Awards of SARs, Restricted Stock Units, certain other Awards and Dividend Equivalents may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that deferrals of these Awards fail to meet certain requirements under Section 409A, such Awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A are met. It is the intent of Harte-Hanks that Awards under the 2005 Plan will be structured and administered in a manner that complies with the requirements of Section 409A. Unless provided otherwise by the Award Agreement, Awards subject to Section 409A will be paid in a lump sum as soon as practical, but, at Harte-Hanks discretion, not later than March 15 of the year following the calendar year in which they are no longer subject to a “substantial risk of forfeiture” (as defined in Section 409A) (Applicable Period). To the extent that an Award is not paid within the Applicable Period but is paid by December 31 of the calendar year which includes the Applicable Period, then it is intended that such payment shall be treated as made at a “specified time” for purposes of complying with Section 409A. To the extent that Harte-Hanks desires to grant an Award which constitutes deferred compensation, the time and form of payment for such Award shall be governed by the Award Agreement. Notwithstanding anything to the contrary in the 2005 Plan, if a Participant constitutes a “specified employee” (as defined in Section 409A), to the extent any payment under the 2005 Plan constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under the 2005 Plan as a result of the Participant’s “separation from service” (as defined in Section 409A) may be made until the earlier of: (i) the first day following the sixth month anniversary of the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the sixth month anniversary of the Participant’s separation from service. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under the 2005 Plan shall be considered a “separate payment.”

Deductions for Harte-Hanks. Subject to the deduction limitation under Section 162(m) of the Code, Harte-Hanks generally will be entitled to a compensation expense deduction in the same amount as any ordinary income recognized by a Participant in connection with the grant, vesting, exercise or payout of Stock Options.

THE FOREGOING SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES UPON

THE PARTICIPANTS IN THE 2005 PLAN CONTAINED IN THIS PROXY STATEMENT

DOES NOT PURPORT TO BE COMPLETE.

Section 162(m) Limitations

Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain senior executive officers. Certain performance-based compensation is exempt from the deduction limit if it meets the requirements of Section 162(m). One of these requirements is that there is a limit to the number of shares granted to any one individual in a given fiscal year. Accordingly, the 2005 Plan has a limit of 1,500,000 shares subject to equity Awards that can be granted to any individual per fiscal year. The maximum amount payable for a performance-based cash award in any fiscal year may not exceed $2,500,000 or 200% of annual base salary. As a stockholder approved plan, any Awards granted under the 2005 Plan may qualify for deductibility to the extent that the compensation is recognized by the Participant as ordinary income and provided that the Awards meet the Section 162(m) performance-based requirements.

Change in Capital Structure; Change in Control

As is common in plans of this nature, if Harte-Hanks declares a stock split or dividend, or if there is another change in Harte-Hanks capital structure that would result in the increase or decrease of the benefits under the 2005 Plan, then the Board shall direct the Compensation Committee to, in such a manner as it determines is equitable, proportionally adjust: (a) the number of shares then available for grant; (b) the number of shares subject to outstanding Awards; and (c) the exercise prices of outstanding Awards. No adjustment may be made if it results in a repricing of a Stock Option or SAR.

Except to the extent otherwise provided in any agreement between Harte-Hanks and a Participant, upon a Change of Control, the Board, in its discretion and on terms it deems appropriate, with respect to any Award, may:

•

cancel the Award in exchange for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (including an amount equal to zero for Awards with respect to which no cash could have been so attained or realized);

•	provide that the Award cannot vest, be exercised or become payable after such event;

•

provide that such Award shall be vested, exercisable and nonforfeitable as to all shares covered thereby, and that all restrictions with respect thereto shall lapse, notwithstanding anything to the contrary in the 2005 Plan or an Award Agreement;

•

provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

•

make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock, Restricted Stock Units, and in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards that may be granted in the future; provided that no such adjustment shall be effected if it results in a repricing of a Stock Option or SAR.

PROPOSAL IV

162(m) RE-APPROVAL OF CURRENT PERFORMANCE GOAL

UNDER 2005 OMNIBUS INCENTIVE PLAN

Description of Proposal

Section 162(m) of the Code prevents public companies from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to certain senior executive officers. Certain performance-based compensation is exempt from the deduction limit if it meets the requirements of Section 162(m). The 2005 Plan is intended to permit awards granted thereunder to qualify for deductibility to the extent that the compensation is recognized by the Participant as ordinary income and provided that the awards meet the Section 162(m) performance-based requirements. One of these requirements under Section 162(m) is that the material terms of the performance goal under which the compensation is to be paid must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goal. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Our stockholders previously approved and adopted the 2005 Plan, including the material terms of the performance goal contained within the 2005 Plan, at our May 2005 annual meeting. This Proposal IV does not seek any amendment of the existing performance goal contained within the 2005 Plan. Rather, this Proposal IV is being presented to stockholders solely to comply with the periodic re-approval requirements of Section 162(m) described above.

The following discussion is qualified in its entirety by reference to the full text of the 2005 Plan, as amended and restated effective February 13, 2009, which can be found by reference to Exhibit 10.1 to Harte-Hanks’ Form 8-K, dated February 13, 2009, and is incorporated by reference herein. Under the 2005 Plan, we may issue to Participants performance-based awards, which entitle the Participant to a cash and/or equity payout based upon achievement of certain performance criteria. The Compensation Committee establishes the exact performance criteria and the performance period applicable to a performance-based award. The Compensation Committee also determines whether the payout will be in cash, an equity-based award or some combination of cash and equity awards. Performance criteria under the 2005 Plan include a number of measurable criteria that can be tied to the success of Harte-Hanks, including, but not limited to:

•	net order dollars,

•	net profit dollars,

•	net profit growth,

•	net revenue dollars,

•	revenue growth,

•	total stockholder return,

•	cash flow,

•	earnings or earnings per share,

•	growth in earnings or earnings per share,

•	return on equity or average stockholder’s equity,

•	stock price,

•	return on capital,

•	return on assets or net assets,

•	return on investment,

•	revenue,

•	income or net income,

•	operating income or net operating income,

•	operating profit or net operating profit,

•	operating margin,

•	return on operating revenue,

•	market share,

•	overhead or other expense reduction,

•	credit rating,

•	strategic plan development and implementation,

•	succession plan development and implementation,

•	customer satisfaction indicators, and/or

•	employee metrics.

These criteria may be measured on an absolute basis or relative to a peer group or index and can be measured at the corporate or business unit level. Under the 2005 Plan, our Compensation Committee is authorized to make adjustments in the method of calculating attainment of performance criteria in recognition of: (a) extraordinary or non-recurring items, (b) changes in tax laws, (c) changes in generally accepted accounting principles or changes in accounting policies, (d) charges related to restructured or discontinued operations, (e) restatement of prior period financial results, and (f) any other unusual, non-recurring gain or loss that is separately identified and quantified in our financial statements.

The section above in this proxy statement under Proposal III entitled, “Description of Existing 2005 Plan,” is incorporated in this Proposal IV by reference and provides additional information about the 2005 Plan, including employees eligible to receive awards under the 2005 Plan, a description of the business criteria that may be applied to performance-based awards and the maximum equity and cash awards that could be paid to an employee.

If our stockholders do not approve this Proposal IV, we may be required to seek approval again at our 2010 annual stockholders meeting and, if not obtained at that meeting, future awards under the 2005 Plan may no longer satisfy the requirements of Section 162(m) and may no longer be eligible for deductibility by our company.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR approval by our stockholders of the material terms of the current performance goal set forth within the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, in accordance with the periodic re-approval requirements of Internal Revenue Code Section 162(m). The management proxy holders will vote all duly submitted proxies FOR approval by our stockholders of this proposal unless duly instructed otherwise. All members of the Board are eligible for awards under the 2005 Plan and thus have a personal interest in the approval.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2010 annual meeting must be received by us at our principal executive offices on or before December 11, 2009. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our bylaws.

Under our bylaws, stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2010 annual meeting must be received at our principal executive offices no earlier than February 11, 2010 and no later than March 12, 2010. Such proposals when submitted must be in full compliance with applicable law and our bylaws.

ANNEX A

PROPOSED FORM OF AMENDMENT TO 2005 OMNIBUS INCENTIVE PLAN

TO INCREASE AUTHORIZED SHARES

(SEE PROPOSAL III)

PROPOSED FORM OF AMENDMENT TO HARTE-HANKS, INC.

2005 OMNIBUS INCENTIVE PLAN

This Amendment (this “Amendment”) to the Harte-Hanks, Inc. (the “Company”) 2005 Omnibus Incentive Plan, as amended and restated (the “Plan”), is entered into and effective as of May 12, 2009.

WHEREAS, the Company adopted the Plan in May 2005;

WHEREAS, effective January 1, 2008, the Company amended and restated the Plan to incorporate the requirements of Internal Revenue Code Section 409A and related regulations, and effective February 13, 2009, the Company amended and restated the Plan to delete the references in Article XVII (Change in Capital Structure; Change of Control) to a “Potential Change of Control,” including deleting the definition of a Potential Change of Control in former Section 17.5;

WHEREAS, on January 29, 2009, the Company’s Board of Directors determined that it is in the best interests of the Company to amend the Plan to increase the number of shares of Company common stock available under the Plan by an additional 4,600,000 shares and the Board recommended stockholder approval of an amendment to the Plan reflecting this change;

WHEREAS, 4,570,000 shares were originally available under the Plan, which amount when added to the 4,600,000 additional shares in this Amendment will result in 9,170,000 total shares of Company common stock being available under the Plan (subject to adjustment, as provided by the Plan); and

WHEREAS, on May 12, 2009, the stockholders of the Company approved this Amendment;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

1.	Each capitalized term or phrase used but not otherwise defined herein has the meaning given to it in the Plan.

2.	Existing Section 4.1 is hereby amended and restated in its entirety as follows, effective May 12, 2009:

“4.1. Number of Shares. The aggregate number of shares of Common Stock that may be issued under this Plan shall be 9,170,000 (subject to adjustment in connection with changes in capital structure in accordance with Article XVII). The authorization may be increased with the approval of the Board and the stockholders of the Company.”

3.	Except as modified by this Amendment, all other terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by a duly authorized officer of the Company effective as of the date first written above.

HARTE-HANKS, INC.

By:
Name:
Title:

A-1

Harte-Hanks

C123456789

000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2009.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/HHS

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of two Class I directors, each for a three-year term:

01—David L. Copeland

For Withhold

02—Christopher M. Harte

For Withhold

To ratify the appointment of KPMG LLP as Harte-Hanks’ independent registered public accounting firm for fiscal 2009.

For Against Abstain

To approve an amendment to the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan to increase the maximum number of authorized shares that may be issued thereunder.

For Against Abstain

To approve the material terms of the current performance goal set forth within the Harte-Hanks, Inc. 2005 Omnibus Incentive Plan, in accordance with the periodic re-approval requirements of Internal Revenue Code Section 162(m).

For Against Abstain

In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 2 1 0 2 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 010R1D

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Harte Hanks

Proxy — Harte-Hanks, Inc.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS 8:30 a.m., Central Time, Tuesday, May 12, 2009 200 Concord Plaza Drive, First Floor Conference Center (Lobby Level) San Antonio, TX 78216

The undersigned stockholder of Harte-Hanks, Inc. (the “Company”) hereby revokes any proxy or proxies previously granted and appoints Bryan J. Pechersky and Douglas C. Shepard or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Harte-Hanks, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY THAT FAILS TO MARK ITEM 1, ITEM 2, ITEM 3 OR ITEM 4 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” SUCH PROPOSALS. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 5. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be voted on reverse side.)